UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HEARTWARE INTERNATIONAL, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2015

TO OUR STOCKHOLDERS:

Notice is hereby given that the annual meeting of stockholders of HeartWare International, Inc., a Delaware corporation, will be held on Wednesday, June 4, 2015, at 8:00 A.M. Eastern Time, at our corporate headquarters, 500 Old Connecticut Path, Building A, Framingham, MA, for the following purposes:

1.	To elect a class of two directors named in the accompanying Proxy Statement;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm;

3.	To approve an amendment to our Certificate of Incorporation to increase the number of our authorized common stock;

4.	To approve an amendment to our 2012 Incentive Award Plan to increase the number of shares available for issuance under the plan; and

5.	To consider and act on an advisory vote to approve our named executive officer compensation.

In addition, we will consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The Proxy Statement that accompanies and forms part of this Notice of Annual Meeting provides information in relation to each of the matters to be considered. This Notice of Annual Meeting and the Proxy Statement should be read in their entirety.

Only stockholders of record as of the close of business on April 8, 2015 are entitled to receive notice of and to vote at the meeting and any adjournments or postponements of the meeting.

It is important that your shares be represented and voted at this annual meeting. Whether or not you plan to attend the meeting in person, we encourage you to submit your proxy as soon as possible. For specific instructions, please refer to the Voting Instructions section beginning on page 3 of the accompanying Proxy Statement.

By order of the Board of Directors,

Douglas Godshall
Chief Executive Officer

May , 2015

HEARTWARE INTERNATIONAL, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2015

The accompanying proxy is solicited by the Board of Directors of HeartWare International, Inc., a Delaware corporation for use at our annual meeting of stockholders to be held at 8:00 A.M. on Wednesday, June 4, 2015, Eastern Time, or any adjournments or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. When used in this proxy statement, the terms “we,” “us,” “our,” “HeartWare” or “the company” mean HeartWare International, Inc. and its subsidiaries.

The complete mailing address, including zip code, of our principal executive offices is 500 Old Connecticut Path, Building A, Framingham, Massachusetts 01701.

This Proxy Statement was first mailed to our stockholders on or about May 4, 2015.

INTERNET AVAILABILITY OF PROXY MATERIALS

A complete set of Proxy Materials relating to our annual meeting is available on the Internet. These Proxy Materials consist of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K, and may be viewed and printed at:

http://www.edocumentview.com/HTWR

VOTING INSTRUCTIONS AND INFORMATION

Who Can Vote

You are entitled to vote your common stock at the meeting (or any adjournments or postponements of the meeting) if you held your shares as of the close of business on the record date, April 8, 2015. Each share of our common stock is entitled to one vote for each matter properly brought before this annual meeting. On April 8, 2015, we had 17,245,446 shares of common stock outstanding. All of the outstanding common shares are entitled to vote on all matters to be acted upon at this annual meeting. Our common stock is listed and trades on the NASDAQ Stock Market.

Matters to be Voted On

Stockholders are being asked to vote on 5 matters presented at this annual meeting:

1.	The election of two Class I directors named in this Proxy Statement;

2.	The ratification of the appointment of our independent registered public accounting firm, Grant Thornton, LLP;

3.	An amendment to our Certificate of Incorporation to increase the number of our authorized common stock;

4.	An amendment to our 2012 Incentive Award Plan to increase the number of shares available for issuance under the plan; and

5.	A non-binding resolution to approve our named executive officer compensation.

The Board knows of no other matters to be presented at this meeting.

Our Board recommends you vote your shares “FOR” each proposal.

Quorum for the Meeting

A majority of the outstanding shares of our common stock entitled to vote, whether present in person or represented by proxy, is required to transact business at the meeting. This is called a quorum. Votes cast for or against, instructions to withhold authority to vote for a director nominee, abstentions and “broker non-votes” will each be counted as present and entitled to vote for purposes of determining whether a quorum is present. A “broker non-vote” occurs when a broker or nominee holding shares on behalf of a beneficial owner does not vote because it has not received instructions as to how to vote from the beneficial owner on a particular proposal and does not have discretionary voting authority to do so.

Vote Required To Approve Each Proposal

•	Election of Directors. With respect to Proposal No. 1, the two nominees receiving the highest number of “for” votes will be elected as directors to serve until our 2018 annual meeting and until their successors are duly elected and qualified. However, for uncontested director elections such as this one, our Board adopted a majority voting policy. Under this policy, any nominee for election who receives a greater number of “withhold” votes than “for” votes shall promptly tender his or her resignation to the nominating and governance committee for consideration. The nominating and governance committee will then recommend whether to accept the offer of resignation to the Board in accordance with the Board’s policies and procedures.

•	Proposal to Amend our Certificate of Incorporation. The affirmative vote of a majority of the outstanding shares of our common stock on the record date is required to approve the amendment to our Certificate of Incorporation. For this vote, abstentions and broker non-votes could prevent the approval of the proposal because they have the effect of a vote against this proposal.

•	All Other Proposals. The affirmative vote of a majority of the votes present in person or represented by proxy at the meeting is required to approve all other proposals presented at this annual meeting. For these proposals, abstentions will not be counted as votes cast and will therefore have no effect on the outcome of the vote. Broker non-votes will not be counted as entitled to vote and will have no effect on the outcome of these proposals.

At present, the Board knows of no other matters to be presented at this annual meeting.

Difference Between Stockholders of Record and Beneficial Owners

If you are a stockholder of record, your shares are registered directly in your name with our transfer agent, Computershare Trust Company. As a stockholder of record you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the annual meeting. We have made a proxy card as well as electronic voting available to you.

If your shares are held through a brokerage firm, trustee, bank or other nominee (your “intermediary”), you are considered a beneficial owner of those shares. The shares are held in “street name” on your behalf. The Proxy Materials for this annual meeting were made available to the intermediary and they will forward the materials to you together with a voting instruction form. As a beneficial owner, you have the right to direct your intermediary on how to vote and are also invited to attend the annual meeting; however, since you are not a stockholder of record you may not vote your shares in person at the annual meeting, unless you request, complete and deliver to us at the annual meeting a legal proxy from your intermediary.

How the Vote is Counted

Computershare Trust Company has been appointed to tabulate stockholder votes and act as the Inspector of Elections for this meeting.

•	Election of Directors. You may vote for a director nominee or withhold your vote. Withhold votes and broker non-votes will not be counted as votes cast and will have no effect on the election of directors. If you are the beneficial owner of shares held on your behalf by an intermediary, such as a broker, bank or other nominee (this means your shares are held in “street name”), your intermediary does not have discretion to vote on this proposal on your behalf without receiving instructions from you. Proxies may not be voted for more than two nominees, and stockholders may not cumulate votes in the election of directors.

•	Proposal to Amend our Certificate of Incorporation. You may vote for, against or abstain from voting for this proposal. For this vote, abstentions and broker non-votes could prevent the approval of the proposal because they have the effect of a vote against this proposal.

•	All Other Proposals. You may vote for, against or abstain from voting for all other proposals (the ratification of our independent registered public accounting firm, the amendment to our 2012 Incentive Award Plan and the advisory vote on our 2014 named executive officer compensation). Abstentions will not be counted as votes cast and will therefore have no impact on the outcome of the proposals. Broker non-votes will not be counted as entitled to vote and will have no effect on the outcome of these proposals. If your shares are held in street name, your intermediary may only vote on the ratification of our independent registered public accounting firm (Proposal No. 2) if you do not provide your voting instructions to it.

Voting Instructions

Your voting instructions are confidential and will not be disclosed to persons other than those tabulating the vote, except if a stockholder makes a written comment on the proxy card, otherwise communicates his or her vote to management or as authorized by you.

All shares of our common stock represented by properly executed proxies received before the annual meeting will be voted in accordance with the instructions indicated on those proxies unless the proxies have otherwise been revoked.

Whether you hold shares directly as the stockholder of record or are the beneficial owner of the shares, you may direct how your shares are voted without attending the annual meeting as follows:

•	If you are a stockholder of record, you may vote by proxy over the telephone, via the Internet or by mail by following the instructions provided on the proxy card. If we receive a validly executed proxy that does not provide voting instructions, the persons appointed as your proxy will vote your shares for all matters as recommended by the Board in this Proxy Statement. If any other matters are properly presented at the meeting, the persons named as proxies will vote in accordance with their best judgment.

•	If you are the beneficial owner of shares held by an intermediary, such as a brokerage account or by a bank or other nominee in street name, you have the right to direct your intermediary on how to vote the shares in your account. You may vote by proxy by following the instructions provided on the voting instruction form sent to you by your intermediary.

Revoking your Proxy.

•	Stockholders of record may revoke their proxy at any time before it is exercised by (a) delivering a written notice revoking the proxy to the Secretary of HeartWare International, Inc., 500 Old Connecticut Path, Building A, Framingham, Massachusetts 01701, (b) delivering another timely and later dated proxy to the Secretary of HeartWare International, Inc., 500 Old Connecticut Path, Building A, Framingham, Massachusetts 01701, (c) revoking your vote over the telephone or via the Internet before [2:00 a.m.] (Eastern Time) on June 4, 2015, or (d) attending the meeting and voting in person. Please note that attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

•	If you are a beneficial owner and your shares are held in street name, you must contact your intermediary (broker, bank or nominee) to obtain instructions on how to revoke your proxy or change your vote.

Voting at the Meeting.

•	If you are a stockholder of record, you may vote your shares in person at the annual meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares as soon as possible in advance as described above so that your vote will be counted if you later decide not to attend the annual meeting.

•	If you are a beneficial owner and your shares are held in street name, you may vote your shares in person at the meeting only if you obtain a valid proxy from the intermediary holding the shares on your behalf as they are the stockholder of record of your shares.

Voting Results

We will file a current report on Form 8-K with the SEC within four business days following this annual meeting. If the inspector of elections for this annual meeting has not certified the voting results by the date in which the Form 8-K is required to be filed, we will file an amended Form 8-K within four business days after the inspector of elections has certified the final voting results.

List of Stockholders

In accordance with our by-laws, we will make a list of the record stockholders entitled to vote at this annual meeting available at the annual meeting and for 10 days before the meeting at our corporate offices located at 500 Old Connecticut Path, Building A, Framingham, MA 01701, between the hours of 9:00 a.m. and 4:00 p.m. (Eastern Time). Please note that if you are the beneficial owner of shares held on your behalf by a broker, bank or other nominee, your name will not appear on our stockholder list. In both cases, the intermediary is the record holder of your shares.

Solicitation of Proxies

We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to vote over the Internet, you are responsible for Internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for solicitation activities. We will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to solicit the beneficial owners and we will reimburse them for their reasonable expenses in so doing. If we engage a proxy solicitor, we will pay the customary fees and expenses of the solicitor, which we estimate would not exceed $25,000.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of our Board. Except for Mr. Godshall, none of the members of our Board are employees of the company or any of our subsidiaries. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

We believe open, effective and accountable corporate governance practices are key to our relationship with our stockholders. Our Board has adopted corporate governance guidelines that, along with the charters of our Board committees and our Code of Business Conduct and Ethics, provide the framework for the governance of our company. A complete copy of our corporate governance guidelines, the charters of our Board committees, and our Code of Business Conduct and Ethics may be found on the corporate governance section of our website at www.heartware.com. Information contained on our website is not part of this Proxy Statement. The Board regularly reviews corporate governance developments and modifies these policies as warranted.

Board of Directors

In accordance with our by-laws, the size of our Board can be fixed from time to time by a resolution of a majority of the Board. Our Board is currently set at 8 members divided into three classes, with each class having a three-year term.

Our Class I directors have been nominated for re-election at this annual meeting to serve until our 2018 annual meeting or until a successor has been elected and qualified. For uncontested director elections, such as this one, where the number of nominees for director does not exceed the number of directors to be elected, our Board has adopted a majority voting policy. Under this policy, any nominee for election who receives a greater number of “withhold” votes than “for” votes shall promptly tender his or her resignation to the nominating and governance committee for consideration. The nominating and governance committee will then recommend to the Board whether to accept the offer of resignation in accordance with the Board’s policies and procedures.

Current members of our Board are seasoned leaders with broad and diverse experience predominantly in the health care and health care related industries. In holding their current and former positions, they have gained significant and diverse experience, including management, industry knowledge, strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Many of the directors also have experience serving as executive officers, or on boards of directors and committees of other public companies, and have an understanding of corporate governance practices and trends. A listing of our directors, their respective class as well as individual biographies describing the skills, qualities, attributes and experiences considered by our Board is set forth below.

Class	Directors Comprising Class	Current Term Expiration Date

Class I	Cynthia Feldmann Dr. Denis Wade	2015 Annual Meeting

Class II	Douglas Godshall Dr. Seth Harrison Robert Stockman	2016 Annual Meeting

Class III	Timothy Barberich Ray Larkin, Jr. Robert Thomas	2017 Annual Meeting

Class I Directors (Term Expires in 2015)

Cynthia Feldmann. Ms. Feldmann, age 62, has been a director of HeartWare since 2012. Ms. Feldmann is a retired certified public accountant with 27 years of experience in two large global accounting firms and currently serves on several public company and not-for-profit boards. She was the President and Founder of Jetty Lane Associates, a consulting firm, from 2005 until 2012. Previously, Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm of Palmer & Dodge, LLP from 2003 to 2005, and was a partner with KPMG LLP, primarily serving as Partner-in-Charge of its National Medical Technology Practice from 1994 to 2002. From 1975 to 1994, Ms. Feldmann was employed by Coopers & Lybrand (now PricewaterhouseCoopers LLP), and during that time was named Partner-in-Charge of its Life Sciences practice. Ms. Feldmann is a director of Steris Corporation, Hanger, Inc. (formerly Hanger Orthopedic Group) and Falmouth Academy. She previously served on the Board of Hayes Lemmerz International, Inc. from 2006 to 2009 and Atrius Health from 2012 to 2013. Ms. Feldmann has a Bachelor of Science, Accounting, from Boston College and holds an Advanced Masters Professional Director Certification from the American College of Corporate Directors.

Key Attributes, Experience and Skills:

Ms. Feldmann’s experience as Partner-in-Charge of a National Medical Technology and Life Sciences practice for leading law and public accounting firms and as a director of several publicly traded companies supports the Board’s evaluation and determination of its strategy and leadership in the healthcare marketplace. Ms. Feldmann’s overall experience and financial expertise supports the Board’s oversight of critical financial policy, reporting and risk matters encountered by public companies.

Denis Wade. Dr. Wade, age 77, has been a director of HeartWare since December 2004. From 1998 until his retirement in 2003, Dr. Wade was Managing Director of Johnson & Johnson Research Pty Ltd, a research arm of Johnson & Johnson. Prior to that position, he was the Foundation Professor of Clinical Pharmacology at the

University of New South Wales in Australia. Dr. Wade has served on a number of industry and Government bodies in Australia. He is a former President of the Australian Society of Clinical and Experimental Pharmacology and has held senior positions in the International Union of Pharmacology, serving as Chairman of the Clinical Pharmacology Section. Dr. Wade holds a Bachelor degree in Medicine and Surgery from the University of New South Wales (Australia) and a Doctorate in Philosophy from Oxford (in the United Kingdom). He was awarded an Honorary Doctorate in Science from the University of New South Wales. He is a Fellow of the Royal Australasian College of Physicians and the Australian Academy of Technological Sciences and Engineering. Dr. Wade currently serves as a director of Biotron Limited, a company listed on the Australian Securities Exchange (ASX).

Key Attributes, Experience and Skills:

Dr. Wade’s decades of experience in medicine and the development of pharmaceuticals and medical devices as a physician, teacher and researcher and his fundamental understanding of the potential pathways contributing to disease gives him critical perspective on medical device development. Through his work with various industry and governing bodies in Australia and his experience in a variety of executive positions in the medical research field, he brings vast leadership and oversight experience to the board as well as exposure to diverse, global points of view. Dr. Wade also has extensive experience with intellectual property matters as it pertains to the development and commercialization of medical devices and pharmaceuticals.

Class II Directors (Term Expires in 2016)

Douglas Godshall. Mr. Godshall, age 50, has been our Chief Executive Officer since September 2006 and a director since October 2006. Prior to joining HeartWare, Mr. Godshall served in various executive and managerial positions at Boston Scientific Corporation, where he had been employed since 1990, including as a member of Boston Scientific’s Operating Committee and since January 2005, as President, Vascular Surgery. Previously, Mr. Godshall spent five years as Vice President, Business Development, at Boston Scientific, where he was focused on acquisition strategies for the cardiology, electrophysiology, neuroradiology and vascular surgery divisions. Mr. Godshall currently serves on the board of directors of pSivida Corp., a public company traded on both the NASDAQ Stock Market and the ASX that specializes in the development of miniaturized, injectable drug delivery systems, since March 2012 and Vital Therapies, Inc., a public company traded on the NASDAQ Stock Market that develops cell based therapies for the treatment of liver disease, since May of 2013. Mr. Godshall also joined the Board of Directors of the Medical Device Manufacturers Association, a national trade association, beginning in May 2014. Mr. Godshall has a Bachelor of Arts in Business from Lafayette College and Masters of Business Administration from Northeastern University in Boston, Massachusetts.

Key Attributes, Experience and Skills:

Mr. Godshall brings to the Board extensive business, operating and industry experience as well as his broad strategic vision for and tremendous knowledge of the company. Mr. Godshall also has significant senior managerial and industry specific knowledge with medical devices globally. Mr. Godshall’s service as our Chief Executive Officer creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. In addition, having the Chief Executive Officer, and Mr. Godshall in particular, on our Board provides our company with ethical, decisive and effective leadership.

Seth Harrison. Dr. Harrison, age 54, has been a director and deputy chairman of HeartWare since November 2004 and was Chief Executive Officer of HeartWare, Inc. from July 2003 through November 2004. Dr. Harrison serves as CEO of Apple Tree Life Sciences, Inc., Chairman of the Board of the privately-held Aileron Therapeutics and CEO and Chairman of the Board of the publicly-traded Tokai Pharmaceuticals, which were founded by Apple Tree. From 1999 until it was dissolved in 2013, Dr. Harrison was Managing General Partner of

Apple Tree Partners I, L.P., an early stage life sciences venture capital firm, which had been a significant stockholder of the company through early 2013. Prior to September 1999, he held senior executive positions with Oak Investment Partners, Sevin Rosen Funds and Nazem & Company. Dr. Harrison serves on the board of and chairs the Finance Committee of the International Partnership for Microbicides, a Rockefeller Foundation/Gates Foundation-sponsored public-private partnership engaged in the development of anti-HIV microbicides. Dr. Harrison received a Bachelor of Arts from Princeton University. He received his medical degree and a Masters of Business Administration from Columbia University and completed a surgery internship at Columbia Presbyterian Hospital in New York.

Key Attributes, Experience and Skills:

Dr. Harrison’s strong medical and venture background and his extensive experience with early stage companies make him well-suited to serve as a member of our Board of Directors. As a result of this experience, Dr. Harrison is able to provide important perspectives on issues facing companies of our size and stage of development. He also provides considerable strategic leadership and management experience. Through his former service as HeartWare, Inc.’s Chief Executive Officer, he also possesses significant knowledge of the Company.

Robert Stockman. Mr. Stockman, age 61, has been a director of HeartWare since December 2006. Since 1999, Mr. Stockman has been the President and Chief Executive Officer of Group Outcome LLC, a U.S.-based merchant banking firm which deploys its capital and that of its financial partners in private equity and venture capital investments in medical technology companies. He is also the co-founder, Chairman and CEO of REVA Medical, Inc., a publicly traded interventional coronary medical device company. Prior to establishing Group Outcome LLC, Mr. Stockman spent eighteen years with Johnston Associates and Narragansett Capital Corporation, where he focused on venture capital investments in healthcare. Mr. Stockman holds a Bachelor’s degree from Harvard College and a Master in Business Administration from The Tuck School at Dartmouth College.

Key Attributes, Experience and Skills:

Through Mr. Stockman’s extensive career as an entrepreneur driving the growth of two medical products companies, an executive of a medical device company and an executive in the investment banking industry, with particular experience in private equity and venture capital investments in medical technology, he has accumulated valuable business, financial, industry, leadership and management experience and brings important perspectives on the issues facing our company. Mr. Stockman’s strong financial background, including his work early in his career at PricewaterhouseCoopers, also provides financial expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets.

Class III Director Nominees (Term Expires in 2017)

Timothy Barberich. Mr. Barberich, age 67, has been a director of HeartWare since April 2008. He is the founder and former Chairman and Chief Executive Officer of Sepracor Inc., a publicly traded, research-focused, pharmaceutical company based in Marlborough, Massachusetts which was acquired by Dainippon Sumitomo Pharma Co., Ltd. in 2009. He founded Sepracor in 1984 and was Chief Executive Officer from 1984 to May 2007 and Chairman of the Board from 1990 to 2009. Mr. Barberich has been Chairman of BioNevia Pharmaceuticals since June 2008 and Chief Executive Officer since January 2014. He currently serves on the boards of publicly-traded GI Dynamics, an Australian listed medical device company, Verastem, Inc., a clinical stage biopharmaceutical company, Tokai Pharmaceuticals, a clinical stage oncology company, and on the board of the privately held company, Neurovance, Inc. He has also served on the board of BioSphere Medical, Inc., a NASDAQ listed biotechnology company, from December 1993 and the privately held company Gemin X Biotechnologies from 2005 until they were both acquired in 2010. He also served on the board of trustees of the Boston Medical Center and the board of the Pharmaceutical Research and Manufacturers’ Association (PhRMA). Prior to founding Sepracor, Mr. Barberich spent 10 years as a senior executive at Bedford, Massachusetts-based Millipore Corporation, a company that provides separations products to the life science research, pharmaceutical, biotechnology and electronic markets. Mr. Barberich is a graduate of Kings College. He holds a Bachelor of Science degree in Chemistry.

Key Attributes, Experience and Skills:

Through his work at Sepracor, Mr. Barberich brings to the Board the invaluable knowledge and experience of leading a company in the healthcare industry through every stage of its life cycle, including its founding, early stage research and development, product approvals and commercialization, private funding, public offering and substantial profitability. We believe this experience and familiarity with the types of risks we may face, together with his broad medical device and pharmaceutical industry experience, makes Mr. Barberich uniquely suited to serve on our Board.

Ray Larkin. Mr. Larkin, age 66, has been a director of HeartWare since October 2008 and Chairman of the Board since June 2010. Mr. Larkin joined the board of directors of Align Technology, Inc. (Nasdaq:ALGN) in March 2004 and has served as Chairman since February 2006. Align Technology is engaged in the design, manufacture and marketing of novel orthodontic products. He is also a director of Neuropace, a privately held company developing implantable devices or treating neurological disorders, and TherOx, a company focused on treating oxygen-deprived tissue in heart-attack victims. Previously, from 1999 through May 2007, Mr. Larkin served on the board of directors of Davita, Inc., a New York Stock Exchange listed provider of dialysis services, and of Novasys Medical, Inc., a privately held company focused on the development of innovative therapies in women’s health from 2002 to 2012. Since July 2006, Mr. Larkin has served as a Venture Partner at Cutlass Capital, a healthcare venture capital firm, and, since January 2002 as an Executive Committee Member at Synecor, an incubator of innovative early stage medical technologies. Mr. Larkin spent approximately 15 years with critical care device company Nellcor Puritan Bennett, Inc, which he joined in 1983 as Vice President Sales and Marketing. He was appointed President and Chief Executive Officer of Nellcor in 1989. Larkin subsequently served as Chairman and Chief Executive Officer of Eunoe, Inc., a company focused on neurological disorders, until it was acquired by Integra LifeSciences Holdings Corporation in 2005. Mr. Larkin is a graduate of LaSalle University and a former Captain in the United States Marine Corps.

Key Attributes, Experience and Skills:

Mr. Larkin’s service as Chief Executive Officer of Nellcor and Eunoe provides valuable business, leadership and management experience, including expertise leading early stage and mature organizations in the medical technology and device industry, giving him a keen understanding of the issues facing businesses such as ours. In addition, Mr. Larkin has significant experience with healthcare venture capital and the commercialization of medical technology. Mr. Larkin’s service on the board of directors of other very successful medical device companies enables him to bring additional perspectives to the Board.

Robert Thomas. Mr. Thomas, age 70, has been a director of HeartWare since November 2004 and served as our Chairman of the Board from February 2009 to June 2010. He is currently a director of the following Australian public companies: Virgin Australia Limited (formerly Virgin Blue Holdings Limited), Biotron Limited, Reva Medical, Inc. and Starpharma. He also serves on the board of the privately held company, AUS Bio Limited. Between October 2004 and September 2008, Mr. Thomas was a consultant to Citigroup Corporate and Investment Bank and was Chairman of Global Corporate and Investment Bank, Australia and New Zealand of Citigroup Global Markets Australia Pty Limited between March 2003 and September 2004. Previously,

Mr. Thomas was CEO of Citigroup’s (formerly known as Salomon Smith Barney) Corporate and Investment Bank, Australia and New Zealand from October 1999 until February 2003. Mr. Thomas previously served as Chairman of TAL Limited (formerly Tower Australian Limited) from August 2007 until he retired in September 2014. Mr. Thomas is a member of the Advisory Board of Inteq Limited, a Fellow of the Australian Institute of Company Directors, a director of O’Connell Street Associates and Grahger Capital Securities. He also served as President of the State Library Council of New South Wales in Australia from 2007 until he retired in December 2014. He is a Master Stockbroker and has also been a member of the Financial Services Institution of Australia (previously known as the Securities Institute of Australia) for almost four decades and a Fellow for a decade. Mr. Thomas holds a Bachelor of Economics from Monash University, Australia.

Key Attributes, Experience and Skills:

Mr. Thomas’ career in investment banking, including serving in various leadership roles at Citigroup Corporate and Investment Bank in Australia and New Zealand, provide valuable commercial experience and critical insights on the roles of finance and strategic transactions to our business. Mr. Thomas has substantial experience in governance and risk management across a wide range of industries. Mr. Thomas also brings capital market and economics expertise to the Board from his years of service as a securities analyst.

Director Independence and Family Relationships

Our Board believes that a substantial majority of its directors should be independent directors, but in no event should there be less than a majority. We define an “independent” director in accordance with the corporate governance rules of the NASDAQ Stock Market (the “NASDAQ Rules”). Because it is not possible to anticipate or explicitly provide for all potential conflicts of interest that may affect independence, the Board, with the recommendation of the nominating and governance committee, is responsible for affirmatively determining that each independent director does not have any relationships which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board and the nominating and governance committee review information provided by the directors with regard to each director’s business and personal activities as they may relate to our company at least annually.

Our Board, upon the recommendation of the nominating and governance committee, has affirmatively determined that each of the following persons, constituting a substantial majority of our Board of Directors, are “independent” and has no relationship with the company, except for serving as a member of our Board and holding securities in HeartWare: Timothy Barberich, Cynthia Feldmann, Dr. Seth Harrison, Ray Larkin, Robert Stockman, Robert Thomas and Dr. Denis Wade.

There are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Board Leadership Structure

As reflected in our corporate governance guidelines, the Board does not have nor does it believe it should have a fixed policy regarding the separation of the Chairman role and the Chief Executive Officer role. The Board believes that having a fixed policy would limit its flexibility in evaluating the leadership structure that it considers appropriate for our company and considering individuals who would be available to serve in these roles at a particular point in time.

Nevertheless, we currently have Mr. Godshall serving as Chief Executive Officer and Mr. Larkin serving as Chairman. We believe this leadership structure is presently the most appropriate structure for us, especially in this critical time as we continue to transition from a development stage company to a revenue generating enterprise. As Chief Executive Officer, Mr. Godshall is responsible for setting the strategic direction of the company after consultation with the Board and the day-to-day leadership and performance of the company, while our Chairman, Mr. Larkin, an independent director, provides guidance to the Chief Executive Officer, and acts as a liaison between the Chief Executive Officer and the independent directors.

Board’s Role in Risk Oversight

It is the responsibility of management to identify, assess and manage our exposure to risks. Our Board plays an important role in overseeing management’s performance of these duties as well as the processes and systems the company uses to identify, prioritize, source, manage and monitor our critical risks. To this end, our Board receives regular reports from our Chief Executive Officer and other members of management regarding risks associated with our operations and strategic plans. These reports typically take the form of discussions incorporated into presentations made to our Board at our regular and special meetings where risks are identified in the context of the matter being discussed. Additionally, our Board at least annually, reviews a report presented by management regarding the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

The Board has generally retained the primary risk oversight function and has an active role in overseeing management of our material risks. The oversight of risk is also conducted at the committee level. The audit committee oversees management of financial and internal control risks as well as the risks associated with litigation and related party transactions. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The nominating and governance committee oversees the management of risks associated with the composition and independence of our Board, compliance with various regulatory and listing standards requirements and succession planning. While each committee is responsible for evaluating and overseeing the management of the risks relevant to the particular committee, the entire Board of Directors is regularly informed through regular committee reports about these risks.

Analysis of Risk Associated with Our Compensation Programs

In setting compensation, our compensation committee also considers the risks to our stockholders and to achievement of our goals that may be inherent in our compensation programs.

Specifically, we considered the following elements of our compensation programs, including our executive compensation plans and policies, when evaluating whether programs encourage our executives and other employees to take unreasonable risks:

•	We set performance goals that we believe are reasonable in light of past performance, market conditions and the growth stage of our company.

•	Since 2010, we have been granting restricted stock units to our employees rather than stock options under our annual long-term incentive program because restricted stock units, among other things, retain value even in depressed or volatile markets so that executives and other employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	Our executive compensation recoupment or “clawback” policy became effective on December 31, 2014. Under this policy, incentive cash compensation paid to our Section 16 officers is subject to automatic recoupment in the event of a material restatement of our financial statements. In addition, incentive cash compensation may be recouped in the event of violations under our code of business conduct and ethics or certain other company policies.

•	Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in compensation at levels below target achievement, rather than an “all-or-nothing” approach.

•	Equity awards granted to our executive officers under our annual long-term incentive program include a mix of both service- and performance-based restricted stock units, with the performance milestones tied to common corporate goals set by our compensation committee.

•	The service-based restricted stock units under our annual long-term incentive awards vest over four years to ensure that our employees’ interests align with those of our stockholders for the long-term performance of the company.

Although a significant portion of our executives’ compensation is performance-based or “at-risk,” we believe our compensation plans for both executives and other employees are appropriately structured and do not pose a material risk to the company.

Board Meetings

Directors are expected to attend meetings of the Board and any Board committees on which they serve. During the fiscal year ended December 31, 2014 our Board of Directors held eleven meetings, and met in executive session at almost every regularly scheduled Board meeting. Each director attended 75% or more of the meetings of the Board of Directors and the Board committees on which they served during 2014.

In accordance with our corporate governance guidelines, we make every effort to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules, and we expect all directors to make every effort to attend our annual meetings absent an unavoidable and irreconcilable conflict. In 2014, all members of our Board attended our annual meeting.

Board Committees

The Board has three standing committees to facilitate and assist it in the execution of its responsibilities: the audit committee, the compensation committee and the nominating and governance committee. The table below lists the membership of each of our committees and the number of meetings each held during 2014.

	Audit	Compensation	Nominating and Governance

Timothy Barberich		CHAIR	X

Cynthia Feldmann	X	X

Douglas Godshall

Dr. Seth Harrison

Ray Larkin			CHAIR

Robert Stockman	CHAIR

Robert Thomas	X	X	X

Dr. Denis Wade	X	X

Number of Meetings in Fiscal 2014	5	6	2

Audit Committee

The primary purpose of the audit committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The committee also reviews the qualifications, independence and performance of, and approves the terms of engagement and appoints, our independent registered public accounting firm. In addition, the audit committee pre-approves audit, audit-related and non-audit services performed for us by our independent registered public accounting firm. The audit committee is governed by a written charter approved by our Board, a copy of which is available from the corporate governance section of our website at www.heartware.com.

The audit committee currently consists of Robert Stockman (Chairman), Cynthia Feldmann, Robert Thomas and Dr. Denis Wade, all of whom have been determined by the Board to be “independent” as defined by applicable SEC and NASDAQ Rules. Our Board has determined that each of Mr. Stockman and Ms. Feldmann qualifies as an “audit committee financial expert” as defined under the SEC rules. The Audit Committee Report can be found on page 23 of this Proxy Statement.

Compensation Committee

The primary purpose of the compensation committee is to supervise and review the affairs of the company as they relate to the compensation and benefits of our executive officers and directors. In carrying out these responsibilities, the compensation committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders. The compensation committee is governed by a written charter approved by our Board, a copy of which is available from the corporate governance section of our website at www.heartware.com.

As further described in the Compensation Discussion and Analysis section of this Proxy Statement, the compensation committee establishes our overall compensation philosophy and approves the compensation payable to our executive officers including all adjustments to existing compensation, equity incentive awards and cash bonuses, and makes recommendations to our Board regarding the compensation of our directors. The compensation committee also administers certain of our employee benefit plans, including our equity incentive plans, and grants stock options, restricted stock units and other cash-based and stock-based incentives to our directors, employees and consultants.

In fulfilling its responsibilities, the compensation committee may, to the extent permitted by law, delegate any or all of its responsibilities to one or more subcommittees comprised of at least two members of the committee.

The compensation committee may also retain compensation consultants to assist it in evaluating executive compensation and may retain counsel, accountants or other advisors, as it deems appropriate, at the company’s expense. Since 2009, the compensation committee has engaged the independent compensation consulting services of Pearl Meyer and Partners (PM&P), an independent compensation consultant. PM&P reports directly to the compensation committee and assists it in evaluating and designing our executive and director compensation programs and policies. During 2014, PM&P reviewed and provided market information and analysis regarding the competitiveness of our executive compensation program design and our award values in relationship to our performance. Additionally, in 2014, PM&P provided benchmarking information to the compensation committee regarding our Peer Group of similarly situated companies, considered changes in our executive compensation arrangements relative to those of the Peer Group, and provided market data and regulatory updates as well as governance and best practices trends. PM&P attends committee meetings, as requested, and communicates with the Chair of the compensation committee between meetings; however, the compensation committee makes all of our executive compensation decisions. PM&P is retained only by the compensation committee and does not provide any other consulting services to us. Additional information about the compensation committee’s role in setting executive compensation and the services PM&P performed for the compensation committee in 2014 is described in our Compensation Discussion and Analysis section below.

The compensation committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The compensation committee conducted a specific review of its relationship with PM&P in 2014, and determined that PM&P’s work for the compensation committee did not raise any conflicts of interest, consistent with the regulations adopted by the SEC and NASDAQ. In addition, PM&P delivered a letter to the compensation committee certifying to its independence in accordance with the independence standards of the SEC and NASDAQ and within the parameters of the Dodd-Frank Act.

The compensation committee currently consists of Timothy Barberich (Chairman), Cynthia Feldmann, Robert Thomas and Dr. Denis Wade, all of whom have been determined by the Board to be “independent” as defined by the NASDAQ Rules, a “non-employee director” for purposes of Section 16(b)(3) under the Securities and Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The report of the compensation committee can be found on page 58 of this Proxy Statement.

Nominating and Governance Committee

The nominating and governance committee oversees our director nomination process and corporate governance matters. Its primary responsibilities are to: (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates;

(iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the company; (vi) oversee executive succession planning (including for the Chief Executive Officer); (vi) monitor compliance with existing corporate governance policies, including our stock ownership guidelines; and (vii) provide oversight in the annual evaluation of the Board and each committee. The nominating and governance committee is governed by a written charter approved by our Board, a copy of which is available from the corporate governance section of our website at www.heartware.com.

The nominating and governance committee currently consists of Ray Larkin (Chairman), Timothy Barberich and Robert Thomas, all of whom have been determined by the Board to be “independent” as defined by the NASDAQ Rules.

Nominations for Directors and Diversity Policy

The nominating and governance committee will evaluate candidates for directors proposed by directors, stockholders or management using the same criteria for each candidate and considers the following factors, among others:

•	the nominating and governance committee’s views of the current needs of the Board for certain skills, experience or other characteristics;

•	the candidate’s background, skills, and experience;

•	other characteristics and expected contributions of the candidate; and

•	the qualification standards established from time to time by the nominating and governance committee.

The nominating and governance committee regularly reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board and the company’s circumstances. In accordance with our corporate governance guidelines, this assessment includes an evaluation of an individual’s independence, diversity, age, financial literacy, demonstrated leadership and skills such as an understanding of the health care industry, manufacturing, technology, intellectual property, finance and marketing, and international background, all in the context of an assessment of the perceived needs of the Board at that point in time. Pursuant to our corporate governance guidelines, directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment.

In identifying director nominees, the nominating and governance committee first evaluates the current members of the Board willing to continue in service as well as the annual results of the Board and committee self-evaluations. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the nominating and governance committee or the Board decides not to nominate a member for re-election, the nominating and governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. Other than the foregoing, there are no specific, minimum qualifications that the nominating and governance committee believes that a committee-recommended nominee to the Board must possess, although the nominating and governance committee may also consider such other factors as it may deem are in our best interests or the best interests of our stockholders.

If the nominating and governance committee believes, at any time, that the Board requires additional candidates for nomination or as part of its succession planning responsibilities, the nominating and governance committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates.

The nominating and governance committee considers diversity as a factor in its evaluation of director candidates. Our Board maintains a diversity policy applicable to all of our employees, executives and directors. This policy does not intend to set specific diversity goals with respect to the composition of our Board, but provides a mechanism for our company to evaluate diversity more broadly. A copy of the Diversity Policy is available from the corporate governance section of our website at www.heartware.com.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2014 were Timothy Barberich (Chairman), Cynthia Feldmann, Robert Thomas and Dr. Denis Wade. None of these compensation committee members is or has ever been an officer or employee of our company. Additionally, none of our executive officers have served on the compensation committee (or equivalent), or the Board, of another entity whose executive officer(s) served on our compensation committee.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics which meets the definition of “code of ethics” under the SEC rules. The Code of Business Conduct and Ethics applies to our principal executive officer, principal financial officer, principal accounting officer and other officers, employees and directors of the company. A copy of the Code of Business Conduct and Ethics is available from the corporate governance section of our website at www.heartware.com.

Communications with Directors

We have a Stockholder Communication Policy contained in our corporate governance guidelines for stockholders wishing to communicate with the Board and/or various individual members of the Board. Stockholders wishing to communicate with any or all of the directors can send communications by mail or facsimile, addressed as follows:

Chairman of the Board or Board of Directors or individual director

c/o General Counsel and Secretary

500 Old Connecticut Path, Building A

Framingham, MA 01701

Facsimile No.: (508) 739-0948

All incoming communications are screened by our General Counsel and Secretary and transmitted to the intended recipient absent those communications he deems to be primarily commercial in nature, related to an improper or irrelevant topic, requests general information about the company or presents safety or security issues.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain of our directors serve on boards of other public or privately held companies on which other members of the HeartWare Board also serve. These other companies are not competitors of ours and we do not believe that these directorships create any conflict of interest for us.

REVIEW OF RELATED PARTY TRANSACTIONS

Pursuant to the audit committee charter, the Board has delegated to the audit committee the responsibility for reviewing and approving any related-party transactions, after reviewing each transaction for potential conflicts of interests and other actual or perceived improprieties. Based upon its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve such transaction and will only approve these transactions that are in the best interests of the company.

DIRECTOR COMPENSATION

Compensation Program for Non-Employee Directors

We provide our non-employee directors a mix of fixed and variable compensation as part of our annual director compensation program in the form of cash retainers and long-term equity incentives. We believe this mix of pay not only provides an ability to attract and retain highly-qualified and diverse individuals to serve on our Board but also aligns their interests with the interests of our stockholders.

Our non-employee directors receive an annual cash retainer in an amount based on his or her position on the Board and its committees (as outlined below) as well as an annual grant of 1,000 stock options and 1,000 restricted stock units (subject to certain share limitations described below). New directors are granted an additional 1,000 restricted stock units in connection with their first appointment to the Board.

As part of its annual director compensation program review, our compensation committee reviewed with PM&P market data and trends in non-employee director compensation compared to our existing program. Based upon the market data provided to the compensation committee by PM&P and in consideration of the stock ownership guidelines adopted for non-employee directors by the Board in 2013, the compensation committee recommended to the Board, and the Board approved on March 7, 2014, a change to the vesting schedule for annual equity awards granted to our non-employee directors. Beginning with the 2014 annual grants, equity awards granted to our non-employee directors vest annually. All other terms and conditions particular to non-employee director equity awards remain unchanged.

Elements of our non-employee director compensation program are more fully described below.

Cash Retainer

We limit the maximum aggregate amount of fees we pay our non-employee directors to $750,000 per year, an amount that is competitive with peer practices. The aggregate fees can be allocated among the non-employee directors in proportions determined by the Board upon the recommendation of the compensation committee. Our non-employee directors currently receive a cash retainer for their services as a member of the Board and, in addition, a cash retainer fee is paid for chairing and serving on committees of the Board. Annual cash retainer fees are paid monthly. In 2014, the total cash compensation paid to our non-employee directors was $575,000 and in the amounts outlined below:

Position	Annual Retainer
Chairman	$120,000
Deputy Chairman	$85,000
Non-Employee Directors	$60,000
Audit Committee
Chair of Audit Committee	$15,000
Members of Audit Committee	$7,500
Compensation Committee
Chair of Compensation Committee	$9,000
Members of Compensation Committee	$4,500
Nominating and Governance Committee
Chair of Nominating and Governance Committee	$5,000
Members of Nominating and Governance Committee	$2,500

Equity Incentive Compensation

Under our 2014 non-employee director compensation program, our non-employee directors are granted 1,000 stock options and up to 1,000 restricted stock units annually, and an additional 1,000 restricted stock units upon his or her initial appointment to our Board. For annual restricted stock unit awards, the Board set a limit on the number of units that can comprise any individual award to an amount equal to $100,000 in value if our stock price exceeds $100.00 per share on the grant date (as adjusted for any stock splits and the like). During fiscal 2014, we granted to our non-employee directors (i) an aggregate of 7,000 restricted stock units at the grant date fair value (market price) per share of $88.84 and (ii) stock options to purchase an aggregate of 7,000 shares of common stock at an exercise price per share of $88.84 (the closing price of our stock on the grant date).

In 2014, all stock options and restricted stock unit awards to our directors were granted under our 2012 Incentive Award Plan. Under the 2012 Incentive Award Plan, the exercise price for all stock option grants equals the closing market price of our common stock on the grant date, and the options expire ten years from the grant date. Stock options and restricted stock units granted to non-employee directors in 2014 will vest in full on the first anniversary of the date of grant, provided the director is in service on the vesting date.

Unvested equity awards may become fully vested upon a non-employee director’s death or disability or upon a change in control. If a director separates from the company, either because he or she does not stand for re-election upon the expiration of his or her term or voluntarily resigns from our Board, unvested stock options and restricted stock units will be forfeited and vested stock options will remain exercisable for three months from the date of the director’s separation from the company (or the expiration of the option, whichever is earlier). In the event a director dies or becomes permanently disabled, vested stock options may be exercised for up to twelve months following the date of the director’s separation (or the expiration of the option, whichever is earlier).

Non-Employee Director Stock Ownership Guidelines

Effective January 1, 2013, our Board upon the recommendation of our nominating and governance committee, adopted stock ownership guidelines for our Section 16 officers and non-employee directors. These guidelines were established to align the interests of our corporate leaders with those of our stockholders and further promote our commitment to sound corporate governance practices. The ownership guideline for each of our non-employee directors is equal to 3 times his or her annual base cash retainer (excluding committee fees). The annual retainer for the Chair and Deputy Chair of the Board is the same as used for each other non-employee director. Shares owned by a non-employee director include common stock that is beneficially owned, directly or indirectly, by the director, restricted stock, restricted stock units and after-tax appreciation of vested unexercised stock options. All directors have three years from the effective date of these guidelines or their election to the Board to meet these guidelines, and their stock ownership is reviewed annually by the nominating and governance committee. The nominating and governance committee conducted a review of our non-employee director’s stock ownership in early 2015. As of December 31, 2014, each director had satisfied the ownership requirements under our guidelines.

Expense Reimbursement

We reimburse all directors for their expenses in connection with their activities as members of our Board.

Employee Directors

Currently, our Chief Executive Officer, Douglas Godshall, is a director and an employee of the company. Mr. Godshall does not receive additional compensation for his services as a director. We are party to an employment agreement with Mr. Godshall as further described in our Compensation Discussion and Analysis section and in the narrative to our executive compensation tables below.

2014 Director Compensation

Name and Position	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1) (2)	Total ($)

Ray Larkin, Jr. Chairman	125,000	88,840	32,410	246,250

Seth Harrison, M.D. Deputy Chairman	85,000	88,840	32,410	206,250

Timothy J. Barberich Non-executive director	71,500	88,840	32,410	192,750

Cynthia Feldmann Non-executive director	72,000	88,840	32,410	193,250

Robert Stockman Non-executive director	75,000	88,840	32,410	196,250

Robert Thomas Non-executive director	74,500	88,840	32,410	195,750

Dr. Denis Wade Non-executive director	72,000	88,840	32,410	193,250

(1)	Amounts shown do not reflect compensation actually received by our directors. Rather, the amounts reflect the aggregate grant date fair value of the stock award computed in accordance with FASB ASC Topic 718, except no assumptions for forfeitures were included. For restricted stock units, the aggregate fair value is determined using the quoted market value of our common stock on NASDAQ on the grant date, multiplied by the aggregate number of restricted stock units granted. For stock option awards, the aggregate fair value is estimated on the date of grant using the Black-Scholes option-pricing model. All restricted stock unit and stock option awards reflected in this table were granted on June 4, 2014. The quoted closing price of our common stock on NASDAQ was $88.84 on the date of grant. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 13 to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K.

(2)	The aggregate number of unvested restricted stock units and stock options (vested and unvested) for each non-employee director as of December 31, 2014 is listed below:

Name and Position	Number of Unvested Stock Awards (#)	Number of Shares Underlying Stock Options Vested (#)	Number of Shares Underlying Stock Options Unvested (#)	Total (#)

C. Raymond Larkin, Jr. Chairman	2,500	2,500	2,500	7,500

Seth Harrison, M.D. Deputy Chairman	2,500	2,500	2,500	7,500

Timothy J. Barberich Non-executive director	2,500	8,214	2,500	13,214

Cynthia Feldmann Non-executive director	2,750	750	2,250	5,750

Robert Stockman Non-executive director	2,500	8,214	2,500	13,214

Robert Thomas Non-executive director	2,500	2,500	2,500	7,500

Dr. Denis Wade Non-executive director	2,500	2,500	2,500	7,500

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our charter documents provide for our Board to fix the number of directors that constitute our Board by resolution and that they are divided into three classes, with each class having a three-year term. Our Board is currently fixed at eight members. The term of our Class I directors expires at this annual meeting. The nominating and governance committee recommended, and our Board nominated, each of Cynthia Feldmann and Dr. Denis Wade as nominees for election as Class I directors. If elected at this 2015 annual meeting, each Class I director would serve until our 2018 annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. If either nominee is unexpectedly unavailable for election, shares will be voted for the election of a substitute nominee proposed by our nominating and governance committee or our Board may determine to reduce its size. Each of the Class I nominees has agreed to serve if elected.

Biographical information including the key attributes and skills these director nominees bring to our Board begin on page 6.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE CLASS I NOMINEES NAMED ABOVE.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the audit committee takes into account the views of management. The audit committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Grant Thornton has acted in this capacity since its appointment in fiscal 2006. The audit committee has considered whether Grant Thornton’s provision of services other than audit services is compatible with maintaining independence as our independent registered public accounting firm and determined that these services are compatible.

Although ratification by stockholders is not a prerequisite to the ability of the audit committee to select Grant Thornton as our independent registered public accounting firm, we believe that ratification to be desirable. Accordingly, stockholders are being requested to ratify the selection of Grant Thornton as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements as of and for the year ending December 31, 2015, and the audit of our internal control over financial reporting as of December 31, 2015.

If the stockholders do not ratify the selection of Grant Thornton, the selection of the independent registered public accounting firm will be reconsidered by the audit committee; however, the audit committee may select Grant Thornton notwithstanding the failure of stockholders to ratify its selection. If the appointment of Grant Thornton is ratified, the audit committee will continue to conduct an ongoing review of Grant Thornton’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Grant Thornton at any time.

Representatives of Grant Thornton are expected to be present at the annual meeting, with the opportunity to make a statement if the representatives desire to do so. It is also expected that they will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed for professional services to us for the fiscal years ended December 31, 2014 and 2013 by Grant Thornton:

	2014	2013
Audit Fees (1)	$848,626	$809,048
Audit-Related Fees (2)	20,593	19,080
Tax Fees(3)	4,347	4,799

Total (4)	$873,566	$832,927

(1)	Represents the aggregate fees billed to us by Grant Thornton for the applicable fiscal year for professional services rendered for the audit of our annual consolidated financial statements included in our annual report on Form 10-K, audit of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, statutory audit requirements at non-U.S. locations, review of the financial statements included in our quarterly reports on Form 10-Q and procedures performed in connection with our registration statements.
(2)	Audit-Related fees primarily consist of fees for the audit of the HeartWare, Inc. 401(k) Plan.
(3)	Tax Fees primarily relate to international tax services.
(4)	During 2014 and 2013, Grant Thornton did not provide Other Services to us or to the audit committee.

Audit Committee’s Pre-Approval Policy

It is the audit committee’s policy to approve in advance the types and amounts of audit, audit-related, tax and any other services to be provided by our independent registered public accounting firm. In situations where it is not possible to obtain full audit committee approval, the audit committee has delegated authority to the chairman of the audit committee to grant pre-approval of auditing, audit-related, tax and all other services. Any pre-approved decisions by the chairman are required to be reviewed with the audit committee at its next scheduled meeting.

All of the 2013 and 2014 fees paid to Grant Thornton described above were pre-approved by the audit committee in accordance with the audit committee’s pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 2

REPORT OF THE AUDIT COMMITTEE

The following report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

The audit committee of our Board is currently composed of Robert Stockman (Chairman), Cynthia Feldmann, Robert Thomas and Dr. Denis Wade, each of whom has been determined by our Board to be an independent director under the NASDAQ Rules and under Rule 10A-3(b)(1) of the Securities Exchange Act. The Board has also determined that Mr. Stockman and Ms. Feldmann are “audit committee financial experts” under applicable SEC rules.

The audit committee operates under a written charter, which is posted in the corporate governance section of our website at www.heartware.com. The audit committee members are not professional accountants or auditors. Management has the primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and the internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. In this context, the directors serving as members of the audit committee reviewed and discussed with management the audited consolidated financial statements and management’s annual report on internal control over financial reporting included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015.

The audit committee has discussed with Grant Thornton the matters required to be discussed under the rules adopted by the Public Accounting Oversight Board (“PCAOB”), including the quality and acceptability of our accounting policies and financial reporting processes and controls. The audit committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the audit committee concerning independence and has discussed with Grant Thornton its independence. The audit committee also considered the appropriateness of the provision of non-audit services by Grant Thornton relative to their independence.

Based on its discussions with management and Grant Thornton, on February 24, 2015 the members of the audit committee recommended that our Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

THE AUDIT COMMITTEE

Robert Stockman (Chairman)

Cynthia Feldmann

Robert Thomas

Denis Wade

PROPOSAL NO. 3—AMENDMENT TO CERTIFICATE OF INCORPORATION

In March 2015, our Board approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 25 million to 50 million, subject to approval by our stockholders at this annual meeting.

Our Certificate of Incorporation currently authorizes the issuance of up to 25 million shares of our common stock, par value $0.001 and 5 million shares of our preferred stock, par value $0.001. On April 8, 2015, there were 17,245,446 shares of our common stock issued and outstanding, 879,120 unvested stock options and restricted stock units granted under our equity incentive plans, 448,879 remaining shares available to be granted under our 2012 Incentive Award Plan, 247,872 shares allocated for issuance for potential milestone payments in connection with our acquisition of CircuLite, Inc. and 1,767,923 shares allocated for issuance upon conversion of our 3.5% convertible notes due in December 2017. Accordingly, approximately 4,410,760 authorized shares of our common stock remain available for issuance or may be reserved for issuance. If our stockholders approve the increase in authorized shares under our 2012 Incentive Award Plan (Proposal No. 4) at this meeting, an additional 1.25 million shares will become available under that plan leaving us with 3,160,760 authorized shares of common stock available for issuance in the future. There are no shares of our preferred stock issued or outstanding.

The Board considered, among other things, that we are at a critical point in our lifecycle with many milestones determining the future of our success, and believes that an increase in our authorized common stock will help to position our company for continued growth over the long term. For example, an increase in our authorized common stock will provide us with greater flexibility in considering and planning for future corporate needs, including, but not limited to, financings, potential strategic transactions, as well as other general corporate transactions. The proposed amendment would allow us to take advantage of market conditions and opportunistic financing transactions, debt or equity restructuring or refinancing transactions with favorable financing terms without the delay and expense associated with convening a special meeting of our stockholders.

The proposed amendment will also allow us to continue executing our employee and director equity compensation programs at competitive levels. We believe our ability to offer our employees and directors equity is essential to our ability to retain directors and to hire and retain employees with the requisite skills and experience to conduct our business.

In addition, an increase in the number of authorized shares of our common stock may make it more difficult to, or discourage an attempt to, obtain control of our company by means of a takeover bid that the Board determines is not in our best interest or that of our stockholders. However, the Board does not intend or view the proposed increase in the number of authorized shares of our common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of the company.

Except as otherwise required by law or by a requirement of NASDAQ, the newly authorized shares of common stock will be available for issuance at the discretion of the Board (without further action by the stockholders) for various future corporate needs, including those outlined above. While adoption of the proposed amendment will not have any immediate dilutive effect on the proportionate voting power or other rights of our existing stockholders, any future issuance of additional authorized shares of our common stock may, among other things, dilute the earnings per share of the common stock and the equity and voting rights of those holding common stock at the time the additional shares are issued.

We do not have a current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock that will result from the adoption of the proposed amendment.

Any newly authorized shares of our common stock will be identical to the shares of common stock now authorized and outstanding. The proposed amendment will not affect the rights of current holders of our common stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

If approved by our stockholders at this annual meeting, the amendment to our Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware. We intend to make this filing promptly after approval by our stockholders. The proposed amendment would replace the second sentence of Article Fourth of the Certificate of Incorporation with the following language:

“The total number of shares of stock which the Corporation shall have authority to issue is (i) 50,000,000 shares of Common Stock, $0.001 par value; and (ii) 5,000,000 shares of preferred stock, $0.001 par value.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 3

PROPOSAL NO. 4—AMENDMENT TO 2012 INCENTIVE AWARD PLAN

On May 31, 2012, our stockholders adopted and approved our 2012 Incentive Award Plan (the “2012 Plan”) as described in our 2012 Definitive Proxy Statement filed with the Securities and Exchange Commission on April 26, 2012. In March 2015, our compensation committee and Board approved, subject to approval by our stockholders at this annual meeting, an amendment to the 2012 Plan to increase the number of shares of our common stock available for issuance by 1.25 million shares. The 2012 Plan serves as the umbrella plan for all of our equity compensation programs for our directors, employees and consultants.

We are asking our stockholders to approve the proposed amendment and the complete text of the 2012 Plan incorporating the proposed amendment (including, without limitation, the performance criteria contained in the 2012 Plan for purposes of Section 162(m) of the Internal Revenue Code), which is attached as Appendix A.

Rationale for and Reasons Why the Board Recommends Voting for the 2012 Plan Amendment

The 2012 Plan is a critical element of our compensation program. The Board and compensation committee believe that the future growth and profitability of our company depends in large measure on our ability to attract, retain and motivate outstanding employees, directors and consultants, particularly over the next several years as we continue to grow our business. We also believe that it is appropriate at the current stage of our evolution to emphasize long-term equity incentives relative to cash compensation in order to attract and retain senior leadership who may be offered alternative opportunities at larger, more mature companies. Consistent with this view, we are asking our stockholders at this annual meeting to approve the amendment to our 2012 Plan so we can continue to offer a competitive compensation program that will attract, retain and motivate experienced, highly qualified directors, employees and consultants who will contribute to our success, and will align their interests with those of our stockholders.

The remaining number of shares available for future grants will not be sufficient for more than one annual grant cycle. In 2012, we anticipated that the number of authorized shares under the 2012 Plan (1.375 million) would provide enough shares for three to four equity grant cycles. Our equity grant cycles include annual grants to eligible employees and our directors as well as new hire and promotion awards. To date we have granted approximately 991,000 shares from the 2012 Plan of which approximately 977,000 were service- and performance-based restricted stock units and 14,000 were stock options. We estimate, based on our historical granting practices and anticipated future growth, that the availability of an additional 1.25 million shares (in addition to approximately 449,000 shares remaining under the 2012 Plan) would provide a sufficient number of shares to meet our needs for the next three to four years. If additional shares are not made available under our 2012 Plan, we will not be able to grant awards once all of the current shares available under our 2012 Plan have been allocated.

Alternatives to non-equity based long-term incentive compensation. If we do not have the ability to grant equity awards under the 2012 Plan, we would have to consider cash-based incentive awards, which could have an adverse impact on our cash from operations, financial position, liquidity and results from operations.

We have no current plan, commitment, arrangement, understanding or agreement regarding the award of the additional shares of common stock that will result from the adoption of the proposed amendment to the 2012 Plan.

Board Considerations

When setting the number of proposed shares of our common stock available for issuance under the 2012 Plan, the compensation committee considered a number of factors, including:

Authorized Shares Remaining and Projected Rate of Utilization. As of April 8, 2015, there were approximately 449,000 shares available for issuance under our 2012 Plan. Since the 2012 Plan’s adoption, we have granted approximately 330,000 shares in each annual grant cycle. The remaining shares would provide for only one more annual grant cycle based on our projections.

Potential Dilution and Expected Value Transfer. The compensation committee considered the potential dilution that would result by increasing the number of shares available for issuance under the 2012 Plan as well as the expected stockholder value transfer. In doing so, the committee also considered the policies of major proxy advisory firms as well as certain institutional investors. As of the record date for this annual meeting, potential dilution from the shares remaining for future issuance under the 2012 Plan is approximately 2.6%, and the potential dilution from the proposed increase in available shares under the 2012 Plan would be approximately 7.2%. Accordingly, if the amendment to the 2012 Plan is approved, the potential dilution would be approximately 9.8% which is consistent with industry standards.

Impact of Change in Grant Cycle. In late 2012, the compensation committee changed the timing of our annual equity grants to our executives and employees from the fourth quarter to the first quarter of each year in order to consider full year performance results when determining long term equity incentive compensation. As a result of this transition, the number of shares granted under the 2012 Plan in 2012 reflects those made only to our non-executive employees while the number of shares granted in 2013 reflects those made only to our executives. For purposes of calculating our burn rates, we added the number of shares granted in 2012 and 2013 together in order to obtain an accurate reflection of one full equity grant cycle.

Burn Rate. The compensation committee reviews the burn rate regularly with management. Typically, burn rate is the number of shares granted in the year divided by the weighted average shares outstanding. However, we estimate burn rate both in absolute terms and by applying a premium to the number of full value awards (RSUs) granted in the year to be consistent with ISS policy. Our three year (2012-2014) average burn rate was 1.6% in absolute terms. Using the ISS methodology of applying a premium to the number of full value awards granted, our three-year (2012-2014) average burn rate was 3.9%. Our use of equity awards over the last three years has been within the range of ISS standards.

Stock Ownership Guidelines. Our stock ownership requirements ensure that our executive officers and directors hold a significant number of our stock throughout their employment with us. In connection with its annual review of these guidelines, the nominating and governance committee determined that each of our Section 16 officers and directors subject to this policy have satisfied the guidelines as of December 31, 2014.

Key Features of the 2012 Plan

We are not proposing to make other amendments to the 2012 Plan other than increasing the number of shares of common stock available for issuance to participants. If the proposed amendment is approved at this annual meeting, the 2012 Plan will continue to include the following features:

•	Repricing or replacing stock options or stock appreciation rights is prohibited without prior stockholder approval;

•	Discounted stock options and stock appreciation rights are prohibited;

•	Stock options and stock appreciation rights may not have a term in excess of ten years;

•	No material amendments to the 2012 Plan may be made without stockholder approval;

•	Full Value Awards which include restricted stock and restricted stock unit awards granted to employees will vest over a period of not less than three years or, in the case of awards with performance-based vesting, the performance period will be not less than one year;

•	The number of shares of common stock that may be granted and the amount of cash any one participant may receive in a calendar year is limited;

•	Awards may be subject to the provisions of any claw-back policies implemented by us;

•	No “liberal share counting” practices, such as recycling shares used to pay option exercise prices, tax withholding obligations or shares purchased by us in the open marked using the proceeds of stock option exercises;

•	Granting dividends or dividend equivalents on outstanding stock options and stock appreciation rights as well as outstanding performance based awards is prohibited; and

•	Awards granted under the 2012 Plan may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)

Summary of the 2012 Plan

The following is a summary of the material terms and conditions of the 2012 Plan. This summary is qualified in its entirety by reference to the terms of the 2012 Plan, as proposed to be amended, a copy of which is attached as Appendix A to this proxy statement.

The 2012 Plan provides for the grant of incentive stock options (“ISOs”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), non-qualified stock options (“NSOs”), restricted stock, restricted stock units, performance awards, dividend equivalent rights, deferred stock, deferred stock units, stock payments and stock appreciation rights (“SARs”) (collectively referred to as “Awards”), to our directors, employees and consultants.

On April 8, 2015, the record date for this annual meeting, the closing price of a share of our common stock on the NASDAQ Stock Market was $88.06. The proceeds, if any, we received upon exercise of the awards by participants in the 2012 Plan will be used for our general corporate purposes.

Shares Subject to the 2012 Plan

Under the terms of the 2012 Plan, as proposed to be amended, the total number of shares of our common stock reserved for issuance under Awards will be 2,625,000, provided that the total number of shares of our common stock that may be issued pursuant to “Full Value Awards” (Awards other than options and SARs) is 2,525,000. Through April 8, 2015, we have awarded approximately 977,000 restricted stock units and 14,000 stock options under the 2012 Plan.

The shares of our common stock available under the 2012 Plan may be previously authorized and unissued shares, treasury shares or shares purchased on the open market. The 2012 Plan provides for appropriate adjustments in the number and kind of shares subject to the 2012 Plan and to outstanding Awards in the event of a corporate event or transaction, including merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock split, stock dividend, reverse stock split, split up, spin-off or other distribution of stock or property, combination of shares, exchange of shares or other similar change in capital structure.

Award Limits

The 2012 Plan provides for specific limits on the number of shares that may be subject to different types of Awards: (i) no more than 250,000 shares may be granted in any calendar year to any one person; and (ii) in any one calendar year a person may not receive cash based awards with a value exceeding $5,000,000.

Administration

The 2012 Plan is administered by the compensation committee of the board which is comprised entirely of independent directors. The committee has the authority to grant Awards under the 2012 Plan, determine the type of award to be granted, set the terms and conditions of the awards including the number of shares, exercise price and vesting conditions, interpret the provisions of the 2012 Plan and to take any action it deems necessary or advisable with respect to the 2012 Plan. The committee may also, in its discretion, determine to accelerate the vesting or lapse of one or more restrictions with respect to an Award. The committee may provide a limited delegation of authority to members of senior management to grant or amend certain awards under the 2012 Plan.

Eligibility

Awards under the 2012 Plan may be granted to individuals who are our employees or employees of our subsidiaries, our directors or our consultants. Options that are intended to qualify as ISOs may only be granted to employees. In 2014, eight executives, seven non-employee directors and approximately 309 employees participated in the 2012 Plan.

Types of Awards

The following will briefly describe the principal features of the various Awards that may be granted under the 2012 Plan.

Options and Stock Appreciation Rights

Options provide for the right to purchase common stock at a specified price, and usually will become exercisable as established by the committee in one or more installments after the grant date. SARs provide the participant a right to payment based upon increases in our stock price, and usually become exercisable as established by the committee in one or more installments after the date of grant. SARs may be granted in connection with stock options or other Awards or separately. Stock options and SARs may not be granted with an exercise price that is less than the fair market value of our common stock on the date of grant. Additionally, the compensation committee may not without stockholder approval, reprice any options or SARs or cancel and replace previously granted options and SARs in exchange for those with a lower exercise price.

The committee will set the terms and conditions of vesting and exercise for stock options and SARs, and the committee will determine the methods by which stock options or SARs may be exercised. The term of any stock option or SAR granted shall not exceed 10 years from the date of grant. Unless otherwise provided by the plan administrator or as otherwise directed by the holder, each option and SAR outstanding on the last business day of the option or SAR term with an exercise price per share that is less than the fair market value per share of our common stock on that date will automatically be exercised on that date without further action by the holder.

Full Value Awards

The compensation committee is authorized to grant full value awards in the form of restricted shares, restricted stock units, deferred shares, deferred stock units and performance awards to eligible participants. The compensation committee will set the terms and conditions of each Full Value Award and specify vesting requirements which may include satisfaction of performance criteria.

Restricted Stock – A restricted stock award is the grant of shares of our common stock that is nontransferable and, unless otherwise determined by the committee at the time of award, may be forfeited upon termination of employment or service during a restricted period. The committee will also determine whether the holder will be entitled to vote the shares of restricted stock and or receive dividends on the shares.

Restricted Stock Units – Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of conditions. Upon vesting, we will deliver to the participant unrestricted shares of our common stock that will be freely transferable. Recipients of restricted stock units have no voting or dividend rights prior to the vesting.

Deferred Stock – Deferred stock typically is awarded without payment of consideration and is subject to vesting conditions which may include satisfaction of Performance Criteria. Like restricted stock, deferred stock may not be sold or otherwise transferred until the vesting conditions have been satisfied. Unlike restricted stock, deferred stock is not actually issued until the deferred stock award has vested. Recipients of deferred stock have no voting or dividend rights prior to the time when the vesting conditions are met and the deferred stock is delivered.

Deferred Stock Units – Deferred stock units typically are awarded without payment of consideration and are subject to vesting conditions, including satisfaction of Performance Criteria. Like restricted stock units, deferred stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture conditions. Recipients of deferred stock units have no voting or dividend rights prior to the time when the vesting conditions are met and the shares of stock are delivered.

Performance Awards

Performance awards are denominated in cash or shares of our common stock and are linked to the satisfaction of performance criteria established by the compensation committee. If the Award is intended to meet the requirements of “qualified performance based compensation” and, therefore, be deductible under Section 162(m) of the Code, then the performance criteria upon which the Award will be based on any one or more of the following performance criteria (the “Performance Criteria”): net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization), gross or net sales or revenue, net income (either before or after taxes), adjusted net income, operating earnings or profit, cash flow (including, but not limited to, operating cash flow and free cash flow), return on assets, return on capital, return on stockholders’ equity, funds from operations, total stockholder return, return on sales, gross or net profit or operating margin, costs, expenses, working capital, earnings per share, adjusted earnings per share, price per share, regulatory body approval for commercialization of a product, implementation or completion of critical projects, market share, economic value, cash flow per share, price-to-earnings ratio, growth in assets, share price performance, market penetration, business expansion, clinical trials, product feasibility studies, other quantifiable performance goals related to the conduct of the Company’s business, research and development, regulatory submissions or approvals, acquisitions or divestitures. Any of the foregoing Performance Criteria may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

Stock Payments

Payments to holders of bonuses or other compensation may be made under the 2012 Plan in the form of common stock. The number of shares will be determined by the committee, and may be based upon satisfaction of Performance Criteria.

Change in Control

In connection with a change in control, all outstanding Awards will, in the sole discretion of the compensation committee, continue in effect or be assumed or substituted in the transaction. In the event the outstanding Awards are not assumed or substituted, the Awards will become fully exercisable immediately prior to the change in control and all forfeiture restrictions on the Awards will lapse.

Termination of Service

Under the 2012 Plan, except as otherwise set forth below, all previously unvested awards terminate and are forfeited automatically upon the termination of a participant’s relationship with us, unless the compensation committee expressly specifies otherwise. The committee may provide that vesting restrictions may lapse or be waived upon the participant’s death, disability, retirement, any other specified termination of service or the consummation of a change in control. If a participant holds unexercised NQSOs or SARs that are vested at the time his or her service relationship is terminated, then these awards may continue to be exercised until the earlier of (i) the expiration of the award term or (ii) three months following the date the participant’s service relationship is terminated; provided, however, if the participant’ employment is terminated for “Cause”, all awards held by the participant shall immediately terminate.

Adjustments upon Certain Events

In the event of a stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than cash dividends) of company assets to stockholders, or other similar changes affecting the shares or share price of company stock, the compensation committee may, subject to any applicable law, regulation or stock exchange rules, make equitable adjustments to reflect changes with respect to (i) the aggregate number and kind of shares that may be issued under the 2012 Plan, (ii) the number and kind of shares subject to an Award, (iii) the terms and conditions of any outstanding Awards, and (iv) the grant or exercise price per share for any outstanding Awards. In addition, upon such events the committee may, subject to any applicable law, regulation or stock exchange rules provide for (i) the termination of any Awards in exchange for cash equal to the amount the holder would otherwise be entitled if the Award had been exercised, (ii) the replacement of such Award with other rights or property, (iii) the assumption of such Award by any successor, (iv) the adjustment of the number and type of shares and/or the terms and conditions of the Awards that may be granted in the future, (v) the full vesting, exercisability or payment of any Award, or (vi) that Awards cannot vest, be exercised or become payable after such event.

Awards Not Transferable

Generally, the Awards may not be pledged, assigned or otherwise transferred other than by will or by laws of descent and distribution or pursuant to beneficiary designation procedures approved by the compensation committee. The committee may allow Awards other than ISOs to be transferred for estate or tax planning purposes to members of the holder’s family, charitable institutions or trusts for the benefit of family members.

Prohibition on Repricing

Absent certain changes in our capital structure, the 2012 Plan prohibits the compensation committee from repricing outstanding options and SARs without the approval of stockholders, including a repricing accomplished through the cancellation of an option or SAR in exchange for cash or another award when the exercise price of the option or the base measurement price of the SAR exceeds the current fair market value of the common stock subject to the option or SAR.

Amendment

Stockholder approval will be obtained for any material amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule including an amendment to increase the number of shares available under the 2012 Plan. The compensation committee or the board may make other amendments or modifications the 2012 Plan including suspending or terminating the Plan from time to time or at any time; provided that no amendment, suspension or termination of the 2012 Plan shall adversely affect the rights of any participant without has or her consent.

Term

The 2012 Plan will remain in effect until February 22, 2022 unless sooner terminated by the committee.

Miscellaneous

As a condition to the issuance or delivery of stock or payment of other compensation pursuant to the exercise or lapse of restrictions on any Award, we have the authority to require holders to discharge all applicable withholding tax obligations. The compensation committee may permit shares held by or to be issued to a holder to be used to discharge tax withholding obligations, in its sole discretion.

U.S. Federal Income Tax Consequences

The tax consequences of the 2012 Plan under current United States federal law are summarized in the following discussion. This discussion is limited to the general tax principles applicable to the 2012 Plan, and is intended for general information only. State and local income taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized is not tax advice.

Nonqualified Stock Options. For federal income tax purposes, an optionee generally will not recognize taxable income at the time an NSO is granted under the 2012 Plan. The optionee will recognize ordinary income, and the Company generally will be entitled to a deduction, upon the exercise of an NSO. The amount of income recognized (and the amount generally deductible by us) generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash, shares or other property. An optionee’s basis for the stock for purposes of determining his or her gain or loss upon a subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NSO, and any subsequent gain or loss generally will be taxable as capital gain or loss.

Incentive Stock Options. An optionee generally will not recognize taxable income either at the time an incentive stock option is granted or when it is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of tax preference” to the optionee for purposes of alternative minimum tax, provided the fair market value on each vesting date does not exceed $100,000 in any given year. Generally, upon the sale or other taxable disposition of the shares acquired upon exercise of an incentive stock option, the optionee will recognize taxable income. If shares acquired upon the exercise of an incentive stock option are held for the longer of two years from the date of grant or one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition will be treated as a long-term capital gain or loss, and the company will not be entitled to any deduction. If this holding period is not met and the stock is sold for a gain, then the difference between the option price and the fair market value of the stock on the date of exercise will be taxed as ordinary income and any gain over that will be eligible for long or short term capital gain treatment. If the holding period is not met and the shares are disposed of for less than the fair market value on the date of exercise, then the amount of ordinary income is limited to the excess, if any, of the amount realized over the exercise price paid. We generally will be entitled to a deduction in the amount of any ordinary income recognized by the optionee.

Stock Appreciation Rights. No taxable income is generally recognized upon the receipt of an SAR. Upon exercise of an SAR, the cash or the fair market value of the shares received generally will be taxable as ordinary income in the year of such exercise. We generally will be entitled to a compensation deduction for the same amount that the recipient recognizes as ordinary income.

Restricted Stock. A holder to whom restricted stock is issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction, unless an election is made by the holder under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the holder generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares on the date such restrictions lapse over the purchase price thereof. If an election is made under Section 83(b) of the Code, then the holder generally will recognize ordinary income on the date of issuance equal to the excess, if any, of the fair market value of the shares on that date over the purchase price therefor and we will be entitled to a deduction for the same amount.

Restricted Stock Unit. A holder generally will not recognize taxable income upon the grant of a restricted stock unit. However, when the shares are delivered to the holder, the value of the shares at that time will be taxable to the holder as ordinary income. Generally, we will be entitled to a deduction for an amount equal to the amount of ordinary income recognized by the holder.

Performance Awards. A holder will recognize taxable ordinary income on the fair market value of the shares or the cash paid on performance awards when the Awards are delivered or paid and generally we will be entitled to a corresponding deduction.

Stock Payments. A holder will recognize taxable ordinary income on the fair market value of the stock delivered as payment of bonuses or other compensation under the 2012 Plan and we generally will be entitled to a corresponding deduction.

Internal Revenue Code Section 409A. Certain Awards under the 2012 Plan, depending in part on particular Award terms and conditions, may be considered non-qualified deferred compensation subject to the requirements of Code Section 409A. Although we intend to grant Awards to satisfy the requirements of Code Section 409A, if the terms of such Awards do not meet the requirements of Code Section 409A, then the holder may be subject to additional 20% tax obligation, plus penalties and interest. The 2012 Plan gives the compensation committee discretion to modify Awards as necessary to comply with 409A.

Section 162(m) Limitation. In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers (excluding the chief financial officer) exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain

“performance-based compensation” established by an independent compensation committee that is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the 2012 Plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the Award on the grant date). Full Value Awards and cash-based Awards granted under the 2012 Plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if the Awards are granted or vest upon pre-established objective performance measures based on the performance goals described above under the section entitled “Performance Awards.”

We have attempted to structure the 2012 Plan in such a manner that the committee can determine the terms and conditions of Awards granted thereunder in order to determine whether the remuneration attributable to such Awards will be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue. This discussion will neither bind the IRS nor preclude the IRS from taking a contrary position with respect to the 2012 Plan.

New Plan Benefits

The future benefits or amounts that would be received under this amendment of the 2012 Plan are discretionary and, therefore, not determinable at this time. Similarly, the benefits or amounts which would have been received by or allocated to executive officers and our other employees for the last completed fiscal year if this amendment had been in effect cannot be determined. Information about awards granted in 2014 to our Chief Executive Officer, Chief Financial Officer and the other NEOs can be found under the Grants of Plan Based Awards Table beginning on page 61 and the Outstanding Equity Awards table beginning on page 63. For an understanding of the cash incentives awarded in the past under our short term incentive program, see the 2014 Summary Compensation Table for Fiscal Years 2014, 2013 and 2012 beginning on page 59.

Equity Compensation Plans

The following table sets forth information regarding our Equity Compensation Plans as of April 8, 2015 on which date we had 17,245,446 shares of common stock outstanding:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise of outstanding options, warrants and rights (b)(1)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c)
Equity compensation plans approved by security holders:
HeartWare International, Inc. Employee	52,342	$25.94	(3)	—	(4)
Stock Option Plan (2)
HeartWare International, Inc. 2008 Stock	103,820	$22.69		—	(4)
Incentive Plan (5)
HeartWare International, Inc. 2012	719,101	$1.79		448,879	(7)
Incentive Award Plan
Equity compensation plans not approved by security holders:
Non-Plan options (7)	2,857	$20.03	(4)	N/A

(1)	The Weighted average exercise price of all outstanding options under all plans is $47.77 and weighted average remaining term of all outstanding options under all plans is 3.91 years.
(2)	Outstanding options under the HeartWare International, Inc. Employee Stock Option Plan include 52,342 stock options outstanding.
(3)	The exercise price has been converted to US dollars using the spot rate on April 8, 2015.
(4)	Following stockholder approval of the 2012 Incentive Award Plan in May 2012, no additional grants may be made under the Employee Stock Option and 2008 Stock Incentive Plan.
(5)	Outstanding awards under this plan include 67,133 restricted stock units outstanding with exercise prices of $0 and 36,687 stock options outstanding with exercise prices equal to the fair market value of our common stock on the grant date. The weighted average exercise price of the outstanding stock options was $63.21 on April 8, 2015.
(6)	Outstanding awards under this plan include 705,101 restricted stock units with exercise prices of $0 and 14,000 stock options with exercise prices equal to the fair market value on the grant date. The weighted average exercise price of the outstanding stock options was $91.91 on April 8, 2015.
(7)	These stock options were granted to a consultant in 2007 before HeartWare’s common stock was listed on the NASDAQ stock exchange.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 4.

PROPOSAL NO. 5—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our named executives officers. Because the required vote is advisory, it is not binding upon the Board although it will be considered by the Board or the compensation committee in connection with future compensation arrangements with our executives.

At our 2014 annual meeting, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of 69% of the total votes cast (excluding abstentions and broker non-votes). The compensation committee has considered this voting result, along with feedback from certain of our investors and as a result took the following actions with respect to our executive compensation programs:

•	Beginning in 2015, increased the percentage of performance-based long-term incentive awards granted to our executives from 20% of the total amount to 50%;

•	Reduced target direct compensation from around the 75th percentile to between the 50th and 75th percentile of our Peer Group; and

•	Adopted an executive compensation recoupment or “clawback” policy.

The Board and the compensation committee value the opinions of our stockholders, and will continue to consider the outcome of the vote when making future compensation decisions for our named executive officers.

We have put in place comprehensive executive compensation programs. The Proxy Statement fully and fairly discloses all material information regarding the compensation of our named executive officers, so that stockholders can evaluate our approach to compensating our executives. Members of our senior management and the compensation committee monitor our executive compensation programs regularly and recommend or adopt changes to reflect the dynamic marketplace in which we compete for talent, as well as general economic, regulatory and legislative developments affecting executive compensation. As described in detail in our Compensation Discussion and Analysis section, our executive compensation programs are designed to help us attract, retain and motivate superior executive talent, while providing competitive and differentiated levels of pay based on corporate and individual performance that reinforce the alignment of the interests of the members of our executive management team with those of our stockholders.

We urge you to read our Compensation Discussion and Analysis as well as the Summary Compensation Table and related tables and narrative that follow it. The Compensation Discussion and Analysis section provides detailed information regarding our executive compensation program, philosophy and processes, as well as the compensation of our named executive officers.

The Board requests that our stockholders approve the following resolution at this 2015 annual meeting:

RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for the fiscal year ended December 31, 2014, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures in this Proxy Statement.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF PROPOSAL NO. 5

COMPENSATION DISCUSSION & ANALYSIS

This section discusses and analyzes our executive compensation program as it relates to our named executive officers, or NEOs, who in 2014 were the following individuals:

Douglas Godshall, our Chief Executive Officer

Peter McAree, our Chief Financial Officer

Mark Strong, our Senior Vice President of Research & Development and Quality.

Dr. Katrin Leadley, our new Chief Medical Officer

Jim Schuermann, our Senior Vice President of Sales and Marketing; and

EXECUTIVE SUMMARY

2014 Company Performance

In 2014, we made significant strides in growing our core business in multiple areas and expanding our footprint to help position ourselves for sustained growth over the long term. We expect that 2014 will be remembered as the year when we strengthened the foundation of the company and put ourselves in a better position to succeed well into the future. At the end of 2014, we saw strong year over year and sequential revenue growth, record unit sales, steadily improving gross margins and a continuation of favorable bottom line trends. Selected highlights of our business performance and key accomplishments for 2014 include:

•	Increased revenue by 34% compared to 2013

•	Improved gross margin and cash usage

•	Sold more than 2,750 HVAD Systems worldwide in 2014 and over 7,000 systems as of the end of 2014

•	Added 18 new US centers, exiting 2014 with 110 US sites, and added 38 new international centers for a total of 160 international sites

2014 Compensation Actions At a Glance

As a result of our 2013 and 2014 performance and other market factors, the compensation committee made the following compensation decisions:

•	Base Salary: NEO base salaries increased by 3.5-4.6% (except for Mr. Strong who was promoted and Dr. Leadley who joined the company in 2014, discussed below). Increases were generally made to bring these NEOs to market median levels.

•	Annual Incentive Program: Cash bonuses were paid at approximately 80-90% of target for 2014, paying out at 81.25% of target based on corporate performance goals, and between 97% and 100% of target based on individual goals.

•	Long-Term Incentive Program: Our long-term equity incentive (LTI) program was in the form of restricted stock units, 20% of which only vest to the extent certain performance milestones are achieved, with the remaining portion vesting ratably over four years. LTI awards were made to our NEOs to target around the 75th percentile of our Peer Group. Based on stockholder feedback and an extensive review of our LTI program in 2014, beginning in 2015, the performance-based portion of the LTI program will increase from 20% to 50%, and target grants levels will be reduced from around 75% to between 50% and 75% of market.

•

New Hire and Promotion: On August 25, 2014, Katrin Leadley, M.D. joined the company as our Senior Vice President and Chief Medical Officer. In developing Dr. Leadley’s compensation package, her level of experience, the complexity of the role, the base salary and overall compensation at her previous employers, market comparisons, internal pay equity and anticipated contributions to the company were considered. Her base salary was set at €276,000 or USD $375,000, with an annual cash bonus opportunity targeted at 40% of her base salary prorated for 2014. She also received a one-time $50,000 sign-on bonus (paid during the first quarter of 2015) and a grant of 15,000 restricted stock units (vesting over four years). In addition, Mark Strong, formerly our Vice President of Research & Development was promoted and his role was expanded to Senior Vice President, Research & Development and Quality. In connection with his promotion, Mr. Strong’s base salary was increased by 24% to $310,000 with a target annual cash bonus opportunity of 45% of his base salary. He was also granted 10,000 restricted stock units in September 2014 (vesting over four years).

Good Compensation Governance

Our current executive compensation program includes the following features which we believe constitute best practices for our company at this time:

Things we do:

•	Tie the vast majority of the income opportunity available to our executives to long term stockholder value by providing the majority of pay in variable or performance-based compensation

•	Beginning in 2015, tie the vesting of 50% of our executives’ long term incentive awards to achieving pre-established performance goals (up from 20%)

•	Make annual cash awards available only to the extent that key performance targets are met that drive business growth

•	Review our executive officers’ equity holdings regularly to ensure compliance with our stock ownership guidelines

•	Retain an independent compensation consultant, with whom the committee meets and consults with regularly

•	Review current data regarding our Peer Group when compensation decisions are made

•	Prohibit hedging, pledging and other types of securities transactions intended to lock in gain on share price appreciation

•	Subject our Section 16 officers to incentive compensation clawbacks in the event of a financial misstatement or breach of certain of our company policies

•	Grant service-based “full value” equity awards with no less than a three year vesting schedule and performance based awards with no less than a one year vesting schedule

•	Require a “double trigger” for cash severance payments in the event of a change in control

Things we don’t do:

•	Provide tax gross ups to our NEOs or other executives on payments made in connection with termination due to a change in control

•	Guarantee our executives any annual incentive award amounts or increases in base salary

•	Reprice outstanding stock options without stockholder approval

•	Pay dividends or dividend equivalents on unvested stock options, stock appreciation rights and performance based restricted stock units

•	Issue stock options and stock appreciation rights with below market exercise prices

Say on Pay and Shareholder Outreach

At our 2014 Annual Meeting of Stockholders, we held our annual “Say-On-Pay” advisory vote to approve the 2013 compensation of our NEOs as disclosed in our Proxy Statement. At that meeting, 69% of our stockholders (present at the meeting and entitled to vote) expressed support for the compensation of our NEOs. When making its 2014 compensation decisions and determining pay programs for 2015, the committee considered this vote along with feedback from certain of our investors prior to our 2014 annual meeting.

Following our discussions with stockholders and our independent compensation consultant, the committee took the following actions at the end of 2014 and in early 2015 with respect to our executive compensation program:

•	Conducted a pay for performance review

•	Engaged our independent consultants to conduct an executive benchmarking study of our peers’ compensation practices

•	Moved long-term incentive targets from around the 75th percentile to between 50th and 75th percentile of market

•	Increased the percentage of long-term incentives with performance vesting criteria from 20% to 50% of the total award

•	Implemented a clawback policy

The committee remains very focused on the alignment of pay and performance and will continue to solicit stockholder feedback on our compensation programs. The Board has adopted a policy of providing for an annual advisory vote on Say on Pay.

Pay for Performance

We operate in a highly regulated and competitive medical device industry and are at a critical point in our lifecycle with many milestones determining the future of our success. While we appreciate that Total Stockholder Return (TSR) is an important measure in evaluating company performance, we also consider other performance measures which are important to the success of our business over the long run. Thus, our executive compensation does not follow a straight linear relationship with TSR. Rather, we have aligned our executive compensation with performance results that are part of our overall business strategy that we believe ultimately will drive stock price improvement and increased value for our stockholders.

For example, during the past three years, our achievements have included the development, FDA approval and commercialization of our HVAD System. We have been enhancing our infrastructure to support the development of new and next-generation medical devices that serve the needs of patients and our physician customers. We have been doing this by investing in systems, acquiring new technologies and bolstering our leadership team. Since the HVAD device became available for sale in the US in late 2012, we have seen our revenue increase steadily. Year over year revenue growth in 2014 was nearly 34% while we continue to close the gap on our net losses. When evaluating our executive compensation, we believe TSR alone will not always appropriately account for the strategic significance of these accomplishments and may be affected by market or other factors unrelated to our business. In many cases, it may take time for the impact of our business accomplishments to be fully reflected in the value of our stock.

With the introduction of our HVAD System into the US commercial market in late 2012, we have seen year over year improvements in our revenue and gross margins. We are focused on delivering quality products to serve patients’ needs and currently gauge our progress and growth on development and clinical work that we hope will ultimately result in the introduction of new and enhanced medical devices that improve patient outcomes into the market. As a result, we evaluate a variety of metrics associated with our development programs and clinical trials as well as the number of commercial sites that have adopted the use of the HVAD System. Our board and management believe that these metrics are reasonable indicators for evaluating our growth in light of the stage of our company. The following charts reflect revenue and gross margin progress as well as our CEO’s pay over the last three years.

FDA Warning Letter

We received a warning letter from the FDA, dated June 2, 2014, following an inspection of our Miami Lakes, Florida facility. The FDA letter cited four categories for us to address relating to the manufacture of our products and our quality systems. We are focused on addressing each of the items outlined in the warning letter as well as systematic enhancements and other initiatives in a timely manner. As a result, certain of our business objectives set in early 2014 were adjusted to reflect the priority of the remediation efforts associated with responding to the FDA warning letter.

COMPENSATION PHILOSOPHY

Our Compensation Objectives and Philosophy

We operate in a highly regulated and challenging, global medical device market. As such, we believe that assembling, motivating and rewarding a high-performance leadership team comprised of well-qualified executives is critical to the development and growth of our business and to increase stockholder value.

To promote these objectives and support our philosophy, the committee designed our executive compensation program with the following guidelines in mind:

•	Compensation should attract and encourage a long-term commitment from well-qualified executives necessary to lead and grow our business and advance our stockholders’ interests;

•	Compensation opportunities should be highly competitive with the pay practices of companies that operate in highly regulated and challenging, global markets and require similar executive skills and capabilities;

•	A significant portion of our executives’ pay should be tied to the achievement of individual performance goals which we believe will have the most meaningful impact on the long-term success of our company;

•	A significant portion of total compensation should be at risk and tied to achievement of annual financial and strategic performance goals and the improvement of long-term stockholder value;

•	Long-term incentives should be granted in the form of our stock to encourage executives to plan and act with the perspective of our stockholders and to reward them for the successful implementation of our growth strategies; and

•	Performance-based restricted stock unit awards should reflect milestones that are expected to enhance stockholder value and be a reflection of the maturity level of our company and our ability to set realistic yet challenging financial and performance goals.

Pay Mix

Our compensation philosophy is to put the greatest emphasis on creating long-term stockholder value. Therefore, the larger percentage of our executives’ pay is awarded under our long-term equity incentive plan (generally in the form of performance-based and service-based restricted stock units).

Approximately 73% of Mr. Godshall’s compensation is based upon long-term value creation. For our other executives, approximately 55% of their compensation is based upon long-term awards.

COMPENSATION SETTING AND PROCESS

Compensation for executive officers is established by the committee in accordance with our objectives and philosophy. In setting executive compensation, the committee considers the company’s and each executive’s performance against previously established objectives, internal pay equity, market practices, benchmarking against our peer group, feedback from our stockholders and general industry data.

Role of the Compensation Committee

At least annually, the committee conducts a review of our executive compensation programs (including a risk review), approves the performance goals for our short- and long-term incentive compensation programs and evaluates performance at the end of each performance period. The committee also considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet our overall compensation objectives and to address feedback we have received from our stockholders and the results of our annual say on pay vote.

Role of Our Executive Officers

While the approval of our overall compensation philosophy and executive compensation determinations are solely the responsibility of the committee or the independent directors of the Board, the committee looks to certain of our officers, including our Chief Executive Officer, General Counsel and Vice President of Human Resources to work within the compensation philosophy to make recommendations with respect to program design, overall guidelines and specific compensation decisions. In addition, from time to time, the committee requests that senior management obtain information on its behalf in order to assist it with its decision-making.

The Chief Executive Officer interfaces and negotiates new executive officer compensation packages with prospective executives (typically after consultation with the chair of the committee) which are later recommended to the committee for approval. He also assists the committee by initially developing and then recommending annual corporate performance goals and individual performance goals for our executive officers. He provides the Board and the committee with his perspective on the performance of our executive officers (other than himself) as part of our annual personnel review. The committee believes that the Chief Executive Officer is in the best position to assess the performance of our executives (other than himself), and he accordingly plays an important role in the compensation setting process. The Chief Executive Officer is not present during any discussions regarding his own compensation. Decisions about individual compensation elements and total compensation, including those related to the Chief Executive Officer, are ultimately made by the committee using its judgment, focusing primarily on both the executive officer’s and the company’s current and anticipated overall performance.

Role of the Compensation Consultant

The committee engaged Pearl Meyers & Partners (PM&P) as its independent consultant to assist it in evaluating our executive compensation programs and practices. PM&P is a specialist in compensation practices and provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During 2014, PM&P performed the following tasks for the committee:

•	Prepared competitive market data for the compensation of our executive management team;

•	Evaluated the appropriateness of our Peer Group;

•	Assessed our compensation practices and levels against those of our Peer Group;

•	Analyzed our short- and long-term incentive plan designs;

•	Reviewed our equity burn rate and dilution levels relative to market; and

•	Updated the Committee on compensation trends and regulatory developments.

Annually, the compensation committee evaluates PM&P’s independence by considering the following six factors: (i) the provision of other services to HeartWare by PM&P; (ii) the amount of fees received by PM&P from HeartWare as a percentage of PM&P’s total revenue; (iii) PM&P’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the PM&P consultant with members of the committee; (v) any HeartWare stock owned by the PM&P consultant; and (vi) any business or personal relationship of the PM&P consultant or PM&P, as applicable, with any executive officer of HeartWare. After considering these factors, the committee determined that PM&P was independent and that its work with the committee for fiscal 2014 has not raised any conflicts of interest.

BENCHMARKING

Use of Peer Groups

We believe that it is appropriate to offer industry competitive cash and equity compensation to our executives in support of our objective to assemble and retain a high performance executive team. To help us evaluate our executive compensation programs, PM&P assists the committee, with input from management and committee chair, to develop a Peer Group of similarly-sized and situated companies. PM&P used a blend of publicly available information, including proxy data, as well as certain survey data when evaluating companies for inclusion in our Peer Group. When setting compensation for 2014, the committee considered Peer Group comparisons as one factor in making its compensation decisions for our executives.

Companies included in our Peer Group were selected based upon similarities in our:

•	Industry – we compete for talent with similar healthcare equipment and medical device companies of similar size; and

•	Revenues – our executive’s compensation should be similar to that of companies of a similar size in terms of revenues and market capitalization.

The Peer Group also includes additional companies that overlap with Institutional Shareholder Services and Glass Lewis 2014 Peer Groups.

Revised 2014 Peer Group

The committee reviews our Peer Group on an annual basis to be sure the mix of companies is appropriate for comparative purposes. In September and December 2014, PM&P assisted the committee with a Peer Group review, proposing certain companies be added and certain companies be removed because their revenue and market capitalization fell outside of our current range. Specifically, PM&P recommended the 2014 Peer Group based on standard methodology (a blend of publicly available information, including proxy data, as well as certain survey data) and feedback from management and the committee chair. Spectranetics and Wright Medical were added to the group as they are both similarly situated and sized in terms of revenues and market capitalization. Revenue and market capitalization differences were the reason both Align Technology (too large) and Orasure (too small) were removed from the Peer Group. Our revenues and market capitalization fell slightly below the median of the companies included in the proposed Peer Group. After discussion and review by the committee, the following Peer Group was approved in December 2014 and used when setting 2015 executive compensation.

2014 Peer Group	Removed	Added	2015 Peer Group

Abaxis	Align Technologies	Spectranetics	Abaxis
ABIOMED	OraSure	Wright Medical	ABIOMED
Align Technologies			Cyberonics
Cyberonics			Dexcom
Dexcom			Endologix
Endologix			Genomic Health
Genomic Health			Insulet
Insulet			NxStage Medical
NxStage Medical			Quidel
OraSure			Spectranetics
Quidel			Thoratec
Thoratec			Volcano
Volcano			Wright Medical

COMPENSATION PROGRAMS

Elements of Executive Compensation – At a Glance

In brief, the main components of our compensation program include:

Compensation Element	Definition

Base Salary	Fixed and recurring portion of annual compensation that takes into account an individual’s role and responsibilities, experience, expertise and individual performance

Annual Cash Bonus	Variable performance based pay designed to reward achievement of annual business goals and individual objectives, with target bonus opportunities expressed as a percentage of base salary

Long-Term Incentives	Equity awards designed to motivate long-term performance and align executive interests with those our stockholders

2014 Compensation Decisions

Base Salaries

We provide an annual base salary to each of our executive officers to compensate them for services rendered during the year. Salaries are reviewed annually by the committee but do not automatically increase. When adjustments to base salary are made, the committee considers our corporate performance, the individual performance of the executive as well as an evaluation of compensation levels of similarly situated executives in our Peer Group. For 2014, the committee targeted base salary around the 50th percentile of our Peer Group in order to provide competitive yet stable compensation. In 2014, the following adjustments were made to base salaries all of which resulted in compensation slightly below or approximating the median:

	2013 Base Salary	Increase (%)	2014 Base Salary
Douglas Godshall	$543,000	3.50%	$562,000
Peter McAree	$325,000	3.69%	$337,000
Mark Strong (1)	$250,000	24.00%	$310,000
Katrin Leadley, M.D. (2)	—	—	$375,000
James Schuermann	$302,000	4.64%	$316,000

(1)	Mr. Strong was promoted to Senior Vice President, Research & Development and Quality. In consideration of the expansion of his role and his appointment as an executive officer, his base salary was adjusted in July 2014 coincident with his promotion and based on market comparisons for similar roles.
(2)	Dr. Leadley joined the company in August 2014. The amount reflected in the table reflects her 2014 base salary as approved in US Dollars by the compensation committee although she was paid in Euros as she resided in Germany during the year. Dr. Leadley was paid an annual salary of €276,000 in 2014 which was converted from US Dollars to Euros based upon the exchange rate at the time we were negotiating her compensation package which was approximately $1.36USD.

2014 Annual Bonus Program

We use annual cash bonuses because the committee believes that a significant portion of each executive’s compensation should be structured as a variable incentive tied to both the overall performance of the company and the individual contributions of the executive. On an annual basis, the committee sets both corporate goals and individual goals for our executives. Cash bonuses are generally paid after the committee reviews the achievement of the performance goals against actual full year results. Corporate performance goals consist of both financial and strategic objectives. The financial objectives typically consist of short term targets that represent improvement in financial performance compared to the prior year. Other objectives include development, operational and quality milestones the committee and board believe are critical to achieving long term growth.

Target Bonus Opportunities

Each executive has a target bonus opportunity which is expressed as a percentage of his or her base salary. These targets for our executive officers, including our NEOs, have been benchmarked against our Peer Group with the assistance of the committee’s independent consultants and also targeted so that annual cash compensation (base salary and annual cash bonuses) for each of our executives approximates the median of our Peer Group. Our committee believes this targeted approach is consistent with its philosophy of providing stable competitive short term compensation while placing more emphasis on long-term incentives that will drive the growth of our business.

As part of the committee’s annual review of our executive compensation elements with PM&P, the committee approved adjustments to the target bonus opportunity for several of our executives, including certain of our named executive officers, to align their pay with market data. The target opportunity for 2014 annual incentive compensation was increased for Mr. Godshall from 75% to 80% of his base salary and for Messrs. McAree and Schuermann from 40% to 45% of their base salaries. Mr. Strong’s target bonus opportunity was increased to 45% during 2014 in connection with his promotion.

Target bonus opportunities for our NEOs in 2014 are listed below

	Target Annual Incentive (% of base salary)	Target Annual Incentive ($)
Douglas Godshall	80%	$449,600
Peter McAree	45%	$151,650
Mark Strong	45%	$139,500
Katrin Leadley, M.D. (1)	40%	$150,000
James Schuermann	45%	$142,200

(1)	The amount listed for Dr. Leadley’s 2014 target incentive is annualized and converted from Euros to US Dollars; however for 2014 her annual cash bonus was prorated in light of her August 25, 2014 commencement date.

Weighting of Corporate vs. Individual Objectives

In order to achieve target bonus opportunity, amounts are weighted between corporate and individual performance goals. For our CEO, 80% of his target bonus opportunity is weighted toward corporate performance goals while 20% is weighted towards individual performance goals. For each other NEO, the weighting is 50% towards corporate goals and 50% towards individual goals. From time to time, individual and corporate objectives can be adjusted by the committee to reflect unexpected events, changes in our business strategy or changes to assumptions underlying the original objective or factor. In June 2014, the committee modified corporate and certain individual objectives to focus executive attention on warning letter remediation and related activities.

Performance Goals, Weightings and Results

In early February 2014, the committee considered a set of quantitative and qualitative performance goals from which annual cash bonuses would be measured for 2014 corporate performance. The goals were presented to the committee by our Chief Executive Officer after discussion with management in order to align achievement of these goals with the strategic direction of the company. In particular, these goals were based on development, quality and financial objectives – or growth initiatives within particular financial constraints – and set with minimum (50%), target (100%) and exceed (125%) achievement thresholds. The committee took these goals under consideration and later that month approved the 2014 corporate performance goals. In June 2014, however, after receiving a warning letter from the FDA, the committee approved several modifications to focus the executive team on the immediate needs of addressing such letter. Specifically, one of the Chief Executive Officer’s 2014 individual goals and one of the common corporate performance goals were amended to emphasize the warning letter performance objective and reflect the reallocation of resources required to deliver the commitments to the FDA promised in response to the warning letter.

We note that while a large portion of our company goals are tied to traditional financial measures, due to the regulated nature of our business and dependence on technology development, many of the goals are tied to strategic milestone achievements which we believe will ultimately lead to long-term returns to stockholders. While we strive to quantify achievement of measures in an objective manner, the committee must use its discretion to assess achievement of certain important non-financial goals that are not strictly quantifiable.

In January 2015, the committee discussed with the Chief Executive Officer 2014 performance compared to the established corporate and individual goals and, in February 2015, certified achievement against these goals. The annual bonuses actually paid in March 2015 reflected an aggregate 81.25% corporate goal achievement and between 97% and 100% for individual NEO achievement.

Corporate Performance Goals

The following table reflects our actual achievement (in bold) against 2014 corporate performance goals:

	%	Achievement	Comment
Regulatory & Development	25%

MVAD CE Trial Submission	10%	50%	Achieved minimum threshold with submission to competent authorities by December 31, 2014

Submission for next-generation controller	10%	0%	Did not achieve minimum threshold

DT Supplement Enrollment (cumulative # patients)	5%	125%	Achieved exceed threshold by enrolling 240 patients

Financial Performance	35%

Operating Plan	35%	125%	Achieved exceed threshold targets (below)

Revenue			Greater than $260M
Gross Margin			Equal to 67%
Cash Balance			Greater than $165M
EBITDA			Less than $(32M)

Operational Improvement	5%

Complete implementation of Manufacturing Execution System	5%	100%	Achieved target threshold by implementing on or before 11/30/14

Strategic	5%

Deliver a qualified product ready CircuLite manufacturing facility	5%	125%	Achieved exceed threshold by completing on or before 7/31/14

Quality	30%

Timely achievement of Warning Letter commitments (31 due in 2014)	30%	50%	Achieved minimum threshold by delivering more than 80% of commitments to FDA
		81.25%

Individual Performance Goals

For 2014 performance, cash bonuses were paid at approximately 80-90% of target, paying out at 81.25% of target based on corporate performance goals, and between 97% and 100% of target based on individual goals. The 2014 individual performance objectives including the level of achievement for our NEOs follow:

Mr. Godshall’s individual performance goals, which represented 20% of his bonus opportunity for 2014, included leading the organization to deliver commitments to the FDA in response to the warning letter as well as hiring a Chief Medical Officer. The committee and board assessed Mr. Godshall’s performance and determined that he achieved 75% of his individual performance goals.

Mr. McAree’s individual performance goals which represented 50% of his bonus opportunity were to achieve particular operating plan metrics, capital structure and CircuLite integration initiatives, organizational enhancements centered on future growth opportunities and Information Technology transitions and implementations. The committee assessed Mr. McAree’s performance based on the input and recommendation of our Chief Executive Officer and determined that he achieved 100% of his individual performance goals.

Mr. Strong’s individual performance goals which represented 50% of his bonus opportunity were focused on Project Management Office enhancements, product development planning, organizational enhancements, product pipeline initiatives and outreach efforts within the medical community. The committee assessed Mr. Strong’s performance based on the input and recommendation of our Chief Executive Officer and determined that he achieved 97% of his individual performance goals.

Dr. Leadley’s individual performance goals which were established at the time she commenced employment with us represented 50% of her bonus opportunity. These individual goals were to evaluate the organizational structure of the clinical organization, institute changes and define roles and responsibilities and lead particular clinical and clinical trial activities. The committee assessed Dr. Leadley’s performance based on the input and recommendation of our Chief Executive Officer and determined that she achieved 100% of her individual performance goals (prorated from the date of her hire).

Mr. Schuermann’s individual performance goals which represented 50% of his bonus opportunity were to achieve particular corporate business development and strategic initiatives and particular project pipeline goals, assist with clinical enrollment opportunities, sales and marketing operating plan design, planning and execution efforts and strategic corporate portfolio initiatives. The committee assessed Mr. Schuermann’s performance based on the input and recommendation of our Chief Executive Officer and determined that he achieved 98% of his individual performance goals.

2014 Actual Bonus Payouts Based on Performance

The information listed below reflects the actual amounts (rounded to the nearest thousand) earned by our NEOs for 2014 performance under the plan in comparison to each NEO’s target bonus opportunity.

	Target Annual Incentive (% of base salary)	Target Annual Incentive ($)	Corporate Goal Achievement	Individual Goal Achievement	Actual Annual Incentive Award ($)	Actual Annual Incentive as a % Target Incentive
Douglas Godshall	80%	$449,600	$292,240	$67,440	$360,000	80%
Peter McAree	45%	$151,650	$61,608	$75,825	$137,000	90%
Mark Strong	45%	$139,500	$56,672	$67,658	$124,000	89%
Katrin Leadley, M.D. (1)	40%	$150,000	$60,938	$75,000	$35,000	23%
James Schuermann	45%	$142,200	$57,769	$69,678	$127,000	89%

(1)	Dr. Leadley’s annual incentive award was prorated in light of her August 25, 2014 commencement date and paid in US Dollars following her relocation to the United States.

2014 Long-Term Equity Incentive Compensation

Overview

We use long-term equity incentives both as part of the regular compensation program for our executive officers and also in special situations as they may arise from time to time. Our equity award practices have been designed to reflect a balance between:

•	Our need to motivate and retain executive talent;

•	Our need to remain competitive in recruiting superior leadership;

•	Our desire to align executive and stockholder interests; and

•	Cash and equity usage.

In 2014, as in prior years, equity awards represented a significant portion of the total compensation awarded to our named executive officers in order to tie a substantial portion of an executive officer’s compensation to long-term stockholder value. For 2014, equity awards were granted in the form of service- and performance-based restricted stock units (“RSUs”).

The compensation committee believes it is appropriate at the current stage of our evolution to emphasize long-term equity incentives relative to cash compensation in order to attract and retain senior leadership who may be offered alternative opportunities at larger, more mature companies. The committee believes this approach is consistent with general market practices for similarly-situated companies, conserves cash and is an effective use of equity compensation.

The committee believes RSUs provide an incentive for our named executive officers to focus on driving increased stockholder value over their vesting period, reward management for growth in our stock price and long-term value creation, use fewer shares than stock options (minimizing dilution) and provide an incentive to remain employed with us during periods of stock volatility.

Since a very large portion of this compensation is at risk, the committee granted a portion of the total long-term incentive awards as service-based RSUs to attract key management and promote retention. Service-based awards generally vest in four equal annual installments on each of the first four anniversaries of the grant date, subject to continuous employment. We have historically put a focus on time-based RSUs because of the growth stage of our company and the difficulty in developing longer term performance goals prior to commercialization of our HVAD System.

New Hire and Promotion Grants

In September 2014, the committee granted restricted stock units to Mr. Strong and Dr. Leadley, determining in each case, that the amount of the awards were reasonable and appropriate inducements of employment in light of their experience and anticipated contributions to the long term success of the company. Mr. Strong was granted 10,000 restricted stock units which vest in equal annual installments over four years beginning with the first anniversary of his promotion to Senior Vice President, Research & Development and Quality July 21, 2015. Dr. Leadley was granted 15,000 restricted stock units vesting over four years beginning with the first anniversary of commencing employment with us August 25, 2015.

Determination of Amount of 2014 Long-Term Incentive Awards

The committee approved RSU awards to all of the NEOs (except for Dr. Leadley) under our long term equity incentive program in February 2014 based on full year 2013 performance. Based on commercial success in 2013 and anticipated future performance, the amount of each award in 2014 was determined based on individual performance and competitive market positioning for long-term equity incentives targeted at around the 75th percentile of our Peer Group. To focus on achieving longer term financial and strategic goals to grow our company and increase stockholder value, the committee granted 20% of the total long-term incentive award in the form of performance-based RSUs. Performance based RSUs granted to our executives in 2014 will only vest if the common corporate goals, discussed below, are satisfied within a limited period from the date of grant. The committee believes that achievement of the corporate performance milestones beyond the limited period would create less value for stockholders and thus the performance based RSUs should lapse if not achieved prior to the conclusion of the period.

Grants Made in 2014

The following grants were made to our named executive officers during 2014:

	2014 RSU Grants (Total)	Performance Based	Time Based
Douglas Godshall	27,500	5,500	22,000
Peter McAree	6,968	1,394	5,574
Mark Strong	12,632	526	12,106
Katrin Leadley, M.D.	15,000		15,000
James Schuermann	8,558	1,712	6,846

Determination of Performance Measure for Performance-Based RSU

The common performance milestones were set with the assistance of the Chief Executive Officer and approved by the committee at the time of grant. The RSUs will vest upon FDA approval of our next generation controller and CE Mark for our MVAD® System if achieved prior to the later of (i) five years from the date of grant and (ii) five years after the date of grant plus an equal number of days by which the follow-up period of the clinical trial for CE Mark of the MVAD System exceeds six months. The committee believes that setting these common performance goals which are focused on strategic growth initiatives was appropriate given the impact these product milestones could have on our future growth.

Vesting of 2013 Performance Based Long Term Equity Awards

In 2013, restricted stock units were granted to our executives under our long-term incentive program of which 80% of the total award were service based awards and the remaining 20% were performance based awards. The vesting of the performance based awards will occur upon the achievement of pre-established individual performance goals set by the committee at the time of grant, if the performance goals are achieved within limited period from the date of grant. In February 2013, Mr. McAree was granted 1,400 restricted stock units that would vest upon achieving positive net operating cash flows over two consecutive quarters. In March 2014, the committee reviewed the status of the performance based milestones under the February 2013 performance-based restricted stock awards, and determined that the individual performance milestone for Mr. McAree had been satisfied and, accordingly, 1,400 restricted stock units vested in full on March 6, 2014.

2015 Long-Term Incentive Awards

In early 2015, the compensation committee approved RSU awards to all of the NEOs under our annual long term equity incentive program based on full year 2014 performance. The committee elected continued use of RSUs as a long-term incentive vehicle in order to drive shareholder value, maximize retention value for our named executive officers, conserve cash and minimize dilution.

Based on stockholder feedback and an extensive review of our long-term incentive program in 2014, the committee increased the percentage of the performance-based portion of the awards from 20% to 50% of the total amount to be granted. In addition, the committee considered competitive market positioning for long-term equity incentives and reduced long-term incentive targets from around the 75th percentile to between the 50th and 75th percentile of our Peer Group. The performance milestone was set with the assistance of the Chief Executive Officer and our independent compensation consultants, and was approved by the committee at the time of grant.

Other Compensation

Other Employee Benefits

Executive officers receive the same healthcare benefits as other employees. In the U.S., we maintain health, dental and life insurance plans for the benefit of eligible executives. Each of these benefit plans require the executive to pay a portion of the premium, with the company paying the remainder of the premiums. Standard coverage for life, accidental death and dismemberment and short- and long-term disability insurance coverage is also offered to all eligible executives, and we pay these premiums in full. These benefits are offered on the same basis to all employees.

Retirement Plans

In the U.S., our executives are eligible to participate in a 401(k) retirement plan after 90 days of employment. As part of the plan, we established a matching program for all of our employees, including the named executive officers. HeartWare does not offer any other form of retirement program for its employees, including its named executive officers.

Perquisites

As a general matter, we do not provide special benefits and perquisites to our named executive officers. While we do not maintain a formal relocation policy, we provide benefits in very limited circumstances to certain executives. In 2014, the only relocation allowance offered to a NEO was a modest housing allowance provided to Mr. Strong, as described in the Summary Compensation Table below. We believe this is an appropriate incentive for Mr. Strong due to the nature of his expanded role and the need for him to travel away from our corporate headquarters frequently as we resolve the matters outlined in the warning letter.

Employment Agreements and Severance Arrangements

All of our named executive officers have employment agreements with us. These contracts do not have a fixed term or provide for guaranteed increases in base salary or bonuses, and the executives serve on an “at will” basis. The employment agreements contain provisions that entitle our executives to certain payments or benefits if their employment is terminated under certain circumstances, including after a “change-in-control” of the company occurs.

We believe that employment agreements provide us with a mechanism to attract and retain our executive officers. The employment agreements provide us with competitive protections through provisions assigning intellectual property to us and restricting our executives from disclosing our confidential information, competing with us or soliciting our employees, clients, customers, vendors or suppliers. In turn, the agreements provide our executives with protection so they are not distracted by their personal, professional or financial situations at a time when we need them to remain focused on their responsibilities.

The agreements provide for “double-trigger” cash severance payments in the event of a change in control and the executive officer is either terminated from his or her position or moved into a position that represents a substantial change in responsibilities within 18 months after the transaction (these payments do not become due unless both events occur). Vesting of equity awards would be accelerated upon a change in control. We believe the severance benefits and accelerated vesting are appropriate because the occurrence, or potential occurrence, of a change in control transaction would likely create uncertainty regarding the continued employment of our executives and will encourage our executives to remain employed through the change in control process and to focus on enhancing stockholder value both before and during the process. In addition, the accelerated vesting helps assure the executives that they will not lose the expected value of their equity awards because of a change in control of the company.

We do not provide Section 280G or other tax gross up payments to NEOs should they incur any excise tax liability.

The material terms of each named executive officer’s employment agreement, and the payments or benefits which the named executive officers would receive under different termination circumstances, are set forth below in “Employment Agreements” and “Potential Payments Upon Termination or Change-In-Control”, respectively.

Prohibition of Hedging and Pledging of our Stock

Our Insider Trading Policy prohibits our employees, including our executive officers, and directors, from engaging in transactions designed to off-set decreases in the market value of our stock, including certain forms of hedging and monetization transactions, such as “zero-cost collars” and “prepaid variable forward contracts.” Our policy also prohibits employees, including our executive officers and directors, from pledging our securities as collateral for a loan except in very limited circumstances which require pre-approval by the company.

Clawback Policies

In December 2014, the committee adopted a compensation recoupment or “clawback” policy applicable to our current and former Section 16 officers which became effective on December 31, 2014. Under this policy, affected incentive cash compensation paid to our Section 16 officers (including our NEOs) will be automatically recouped in the event of a material restatement of our financial statements. Additionally, incentive cash compensation may be recouped in the event of certain violations under our Code of Business Conduct and Ethics or other company policy.

Our employment agreements with our executive officers also entitle us to recover any severance payments made to an executive for breach of the non-competition, non-solicitation, non-disparagement and confidentiality restrictive covenants contained in the agreement for established periods of time up to two years following an executive’s termination. It is the compensation committee’s intention to update its recoupment policy after the SEC has issued final regulations (as required under the Dodd-Frank Act) regarding the scope and form of the required clawback policy.

Equity Grant Practices

Our compensation committee typically makes grants of equity awards to our executive officers and directors on an annual basis or in connection with the commencement of an executive’s employment or a director’s initial appointment to the Board. These grants are generally made at regularly scheduled meetings and on occasion by unanimous written consent of the compensation committee during the first quarter of the year. Since 2013, annual grants of equity incentives to employees are made in the first quarter of each fiscal year and to non-employee directors in the second quarter of each fiscal year in order to have full year performance data available for consideration in making compensation, including equity incentive, determinations.

Equity grants to new executive officers are approved at the next regular meeting following the executive’s first day of employment, and to new directors coincident with the director’s appointment to the Board. The exercise price of each stock option grant is equal to the closing price of our common stock on the date of the grant.

Stock Ownership Guidelines

Effective January 1, 2013, our Board, upon the recommendation of our nominating and governance committee, adopted stock ownership guidelines for our Section 16 officers and non-employee directors. These guidelines were established to further align the interests of our corporate leaders with those of our stockholders and to promote our commitment to sound corporate governance practices. The ownership guidelines for our executives and non-employee directors are listed below:

Multiple of Base Salary or Base Retainer

Chief Executive Officer	5.0x

Non-employee Directors	3.0x

All Other Section 16 Officers	1.0x

Shares owned by an executive officer include common stock that is beneficially owned, directly or indirectly, by the officer, restricted stock, restricted stock units and after-tax appreciation of vested unexercised stock options.

All officers have three years from the effective date of these guidelines or their appointment as a Section 16 officer to meet these guidelines, and their stock ownership is reviewed annually by the nominating and governance committee.

For 2014, all NEOs and non-employee directors satisfied our stock ownership guidelines.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we can deduct in any one year for compensation paid to the Chief Executive Officer and the three most highly-compensated NEOs at the end of the year (other than the chief financial officer). However, the $1 million deduction limit does not apply to compensation that is performance-based and provided under a plan that has been approved by our stockholders. While the compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions as noted above and retains the flexibility to grant awards it determines to be consistent with our executive compensation program objectives and philosophy, even if the award is not deductible by the company for tax purposes. The annual bonus program and performance-based restricted stock unit awards granted to our NEOs in 2014 were designed to qualify as performance-based compensation under Section 162(m) of the Code. However, we recognize that there can be no guarantee that all compensation intended to qualify as performance based compensation will actually qualify due to the complexity of the regulation.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed this Compensation Discussion & Analysis with management and, based on such review and discussion, the compensation committee recommends that it be included in this Proxy Statement.

COMPENSATION COMMITTEE

Timothy Barberich (Chairman)

Cynthia Feldmann

Denis Wade

Robert Thomas

SUMMARY COMPENSATION TABLE

For the Years Ended December 31, 2014, 2013 and 2012

The following table sets forth compensation earned by Douglas Godshall, our Chief Executive Officer, Peter McAree, our Chief Financial Officer, as well as Mark Strong, Dr. Katrin Leadley and James Schuermann, our three other most highly compensated executive officers employed by us at the end of fiscal 2014 (collectively, the “NEOs”). The components of each NEO’s total compensation are described below and in more detail in the tables that follow. Please also refer to our Compensation Discussion and Analysis found in this Proxy Statement to help you understand the compensation practices and programs resulting in the compensation elements reflected in these tables.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Comp. ($) (2)		All Other Comp. ($) (3)	Total ($)
Douglas Godshall	2014	558,736	2,792,350	359,932		10,000	3,721,018
President & Chief Executive Officer	2013	541,255	2,376,250	273,046		10,000	3,200,551
	2012	524,039	2,929,320	315,000	(4)	4,500	3,772,855

Peter McAree (5)	2014	334,574	707,531	137,337		7,644	1,187,086
Senior Vice President, Chief Financial Officer	2013	324,756	633,710	104,120		12,669	1,075,255
	2012	147,692	2,375,500	53,552		—	2,576,744

Mark Strong (6)	2014	276,415	1,057,353	123,806		45,895	1,503,469
Senior Vice President, Research & Development and Quality

Katrin Leadley, M.D. (7)	2014	122,579	1,185,150	35,086		—	1,342,815
Chief Medical Officer

James Schuermann	2014	313,727	868,979	127,287		9,953	1,319,946
Senior Vice President, Sales & Marketing	2013	300,635	724,240	99,705		10,219	1,134,799
	2012	288,582	409,700	101,194		9,575	809,051

(1)	Amounts shown in this column do not reflect compensation actually received by our NEOs. Rather, these amounts represent the aggregate grant date fair value of all service- and performance-based restricted stock units granted during each fiscal year computed in accordance with FASB ASC Topic 718; except no assumptions for forfeitures were included. The aggregate fair value of these stock awards is determined using the market value of our common stock on NASDAQ on the grant date, multiplied by the aggregate number of restricted stock units granted. A discussion of the assumptions used in calculating the grant date fair value and related disclosures is set forth in Note 13 to our audited consolidated financial statements for the fiscal year ended December 31, 2014 including in our Annual Report on Form 10-K.
(2)	Amounts included in this column represent payments made under our 2012 Incentive Award Plan for performance during the prior year. Payments for 2014 performance were made in March 2015.

(3)	Amounts reflected in this column represent matching contributions made to each NEO (other than Dr. Leadley) under our 401(k) retirement plan which is available to eligible employees after 90 days of employment. For Mr. Strong, amounts also include $34,880 for living expenses of which $4,880 represents tax-related reimbursement in connection with his relocation package.
(4)	Our stock was listed on the Australian Stock Exchange (ASX) through September 2013. Under ASX listing rules, equity awards granted to any of a listed company’s directors must be approved by its stockholders. The amount listed in this column represents the value of Mr. Godshall’s Stock Award for 2012 which was first approved by the compensation committee in December 2011 and granted in May 2012 following approval by our stockholders.
(5)	Mr. McAree joined the company in 2012. The amount listed for his base salary and non-equity incentive compensation in 2012 reflect prorated amounts for that year. Mr. McAree’s annual base salary was $320,000 and his target bonus opportunity was 40% of his base salary in 2012.
(6)	Mr. Strong became an executive officer in July 2014.
(7)	Dr. Leadley joined the company in August 2014. The amount listed for her base salary and non-equity incentive compensation in 2014 reflect prorated amounts for the year. From August 25, 2014 through December 31, 2014, Dr. Leadley’s annual base salary was €276,000 and her target bonus opportunity was 40% of her base salary. The compensation reflected for Dr. Leadley in this table has been converted to US Dollars using the average exchange rate for the period of her employment, $1.2589.

Grants of Plan Based Awards

The following table describes the grants of plan-based awards made to our NEOs in 2014.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards; Number of Shares of Stock or		Grant Date Fair Value of Stock
Name	Grant Date	Threshold	Target	Maximum	Target (2)	Units (3)		Awards (4)
Douglas Godshall	2/24/2014	$224,800	$359,680	$449,600
	2/24/2014				5,000			$507,700
	2/24/2014					20,000		$2,030,800
Peter McAree	2/24/2014	$34,121	$68,243	$85,303
	2/24/2014				1,394			$141,506
	2/24/2014					5,574		$566,025
Mark Strong	2/24/2014	$31,388	$62,775	$78,469
	2/24/2014				526			$53,451
	2/24/2014					2,106		$213,803
	9/9/2014					10,000	(5)	$866,100
Katrin Leadley, M.D.	9/9/2014	$30,000	$60,000	$75,000
	9/9/2014					15,000	(6)	$1,299,150
James Schuermann	2/24/2014	$31,995	$63,990	$79,988
	2/24/2014				1,712			$173,796
	2/24/2014					6,846		$695,183

(1)	These awards reflect potential targets under our annual cash bonus program and were granted under our 2012 Incentive Award. Potential payouts under this plan for 2014 include threshold, target and maximum amounts for achievement of common corporate and individual performance goals. For a discussion of this program and the actual achievement of the performance criteria by our NEOs in 2014, see the Compensation Discussion and Analysis section of this proxy statement. Actual amounts were paid to our NEOs for 2014 performance in March 2015 and are listed in the Summary Compensation Table above.
(2)	Performance-based restricted stock units were granted to each of our NEOs in 2014. The restricted stock units will vest upon the achievement of pre-established common corporate milestones if the milestones are satisfied within a limited period from the date of grant.
(3)	Service-based restricted stock unit awards were granted to each NEO (other than Dr. Leadley) and will vest in four equal annual installments beginning on first anniversary of the date of grant.
(4)	The dollar value of the service- and performance-based restricted stock units granted in 2014 are equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value and related disclosures is set forth in Note 13 to our audited consolidated financial statements for the fiscal year ended December 31, 2014 including in our Annual Report on Form 10-K.
(5)	This service based restricted stock unit award was granted to Mr. Strong in connection with his promotion to Senior Vice President, Research & Development and Quality. The restricted stock units will vest in four equal annual installments beginning with the first anniversary of his promotion, July 21, 2014.
(6)	This service based restricted stock unit award was granted to Dr. Leadley in connection with her joining the company as our Chief Medical Officer. The restricted stock units will vest in four equal annual installments beginning with the first anniversary of her start date, August 25, 2014.

Additional Information Explaining Summary Compensation and Grants of Plan-Based Awards Tables

Additional information regarding the process for determining executive compensation, compensation decisions made for our named executive officers for 2014 and the relationships among different elements of compensation of these plans and arrangements to our NEOs in 2014 is contained in our Compensation Discussion and Analysis section beginning on page 38.

Annual Incentive Bonuses

Annual incentive bonuses are granted under our 2012 Incentive Award Plan and paid in cash. Employees eligible to participate in the plan hired on or before March 31 of a given year are entitled to full participation in the plan. Eligible employees who are hired on April 1 through September 30 of a given year are entitled to participate in the plan on a prorated basis. Actual annual incentive awards are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above. The fiscal 2014 threshold, target and maximum bonus opportunity for each of our named executive officers is shown in the Grant of Plan-Based Awards table and discussed in our Compensation Discussion and Analysis section of this proxy statement.

Long-Term Incentive Plan

In 2014, we granted equity awards in the form of service- and performance-based restricted stock units to each of our NEOs as part of our Annual Long-Term Incentive Program under our 2012 Incentive Award Plan. This plan is administered by our independent compensation committee and provides us the ability to grant various forms of equity awards, including stock options and restricted stock units to our employees, directors and consultants. The vesting of awards is conditioned on the NEO being employed with us on the vesting date or, in the case of performance-based awards, upon satisfaction of pre-established goals. Unvested stock options and restricted stock units may accelerate if the executive is terminated due to death, permanent disability, position elimination, or in the event of a change in control of the company. In connection with the grant of equity awards in 2014 under our Annual Long-Term Incentive Program, eligible employees, including each of our NEOs (except Dr. Leadley) signed a new Business Protection Agreement. The Business Protection Agreement updates the prior Proprietary Information, Confidentiality and Inventions Assignment Agreement and contains customary restrictive covenants regarding non-disclosure, non-solicitation and non-competition as well as an assignment of intellectual property rights. Dr. Leadley signed the Business Protection Agreement at the time she signed her employment agreement.

Outstanding Equity Awards At Fiscal Year End

The following table summarizes all outstanding equity awards for the NEOs as of December 31, 2014:

2014 Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options			Option Exercise Price		Option Expiration Date	Number of Restricted Stock Units That Have Not Yet Vested (#)		Market Value of Shares of Stock That Have Not Yet Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(1)
Name	Exercisable (#)		Unexercisable (#)
Douglas Godshall	37,344	(2)	—	$31.40	(2)	09/27/16
							9,000	(3)	$660,870
							15,000	(4)	$1,101,450
							22,000	(5)	$1,615,460
										5,000	(6)	$367,150
										5,500	(7)	$403,865
Peter McAree							12,500	(8)	$917,875
							4,200	(4)	$308,406
							5,575	(5)	$409,372
										1,393	(7)	$102,288
Mark Strong							10,500	(9)	$771,015
							2,106	(5)	$154,644
							10,000	(10)	$734,300
										526	(7)	$38,624
Katrin Leadley, M.D.							15,000	(12)	$1,101,450
James Schuermann	1,429	(11)		$21.41	(11)	11/16/17
							2,500	(3)	$183,575
							1,666	(13)	$122,334
							4,800	(4)	$352,464
							6,847	(5)	$502,775
										1,600	(6)	$117,488
										1,711	(7)	$125,639

(1)	Market value was determined by multiplying the number of shares of stock granted by $73.43, the closing price of our common stock on December 31, 2014, the last trading day of the year.
(2)	These stock options were granted in 2006 with an exercise price equal to AU$38.50. The exercise price has been converted to US dollars using the exchange rate at December 31, 2014 or AU$1.00 = US $0.81559416.
(3)	Unvested restricted stock units will vest in on December 21, 2015.
(4)	Unvested restricted stock units will vest in equal annual installments on February 7, 2015, 2016 and 2017.
(5)	Unvested restricted stock units will vest in equal annual installments on February 24, 2015, 2016, 2017 and 2018.

(6)	These awards represent performance-based restricted stock units granted in 2013 and will vest upon satisfaction of pre-established individual performance goals set by compensation committee for the named executive officer. Mr. McAree’s award vested in full on March 7, 2014.
(7)	These awards represent performance-based restricted stock units granted in 2014 and will vest upon satisfaction of pre-established common corporate milestones set by the compensation committee.
(8)	Unvested restricted stock units will vest in equal annual installments on July 9, 2015 and 2016.
(9)	Unvested restricted stock units will vest in equal annual installments on September 30, 2015, 2016 and 2017.
(10)	Unvested restricted stock units will vest in equal annual installments on July 21, 2015, 2016, 2017 and 2018.
(11)	These stock options were granted in 2007 and vested upon satisfaction of certain performance conditions in 2012. The exercise price of AU$26.25 has been converted to US dollars using the exchange rate at December 31, 2014 or AU$1.00 == US $0.88723272.
(12)	These restricted stock units will vest in equal annual installments on August 25, 2015, 2016, 2017 and 2018.
(13)	These restricted stock units will vest on December 20, 2015.

2014 Option Exercises and Restricted Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and the number and value of restricted stock units vested during 2014 for each of our NEOs.

	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Douglas Godshall	—	—	19,612	1,570,020
Peter McAree	—	—	9,050	801,532
Mark Strong	—	—	3,500	271,705
Katrin Leadley	—	—	—	—
James Schuermann	5,000	296,918	7,017	557,860

(1)	Value realized has been calculated based upon the difference between the closing price of the shares of common stock underlying the options on the date of exercise and the option exercise price.
(2)	Value realized has been calculated based upon the closing price of our common stock on the date of vesting. Shares acquired upon vesting may still be held by the NEO.

Pension Benefits

We do not have any plans that provide for payments or other benefits at, following or in connection with the retirement of our employees, other than our 401(k) retirement plan which is available for all of our employees, including our NEOs.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not have any defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Employment, Severance and Change in Control Arrangements

We have entered into employment agreements with each of our NEOs. The agreements do not have a fixed term or provide for guaranteed increases in base salary or bonuses, and each executive serves on an “at will” basis. The agreements were initially established when the executive joined our company and each contain substantially similar terms and conditions. The agreements generally set forth the executive’s title and responsibilities, established base salary (subject to review by the Board and may be adjusted at the discretion of the Board), eligibility to receive an annual cash incentive bonus (at the discretion of the Board), full participation in our employee benefits programs, and indemnification. Some, but not all, of the initial employment agreements contain one-time entitlements such as sign-on bonuses, initial equity grants, or reimbursement for relocation. All of the agreements include certain restrictive covenants, including non-competition, non-solicitation, and non-disparagement clauses that survive for up to two years after termination of employment. In connection with these employment agreements, each NEO (except for Dr. Leadley) entered into a Proprietary Information, Confidentiality and Inventions Assignment Agreement whereby the executive officer, among other things, agreed to protect and not disclose our confidential information and assign all rights, including all intellectual property rights, to us without further compensation. These agreements were replaced with new Business Protection Agreements in 2014.

The agreements also provide our NEOs severance pay upon certain termination events including termination that follows a change in control of the company. The amount of severance pay for each executive varies depending on the individual executive and the nature of the termination. All severance payments are conditioned upon the executive signing a general release of all claims against the company which contains representations that the executive will adhere to the restrictive covenants that survive post-termination. Under the employment agreements, we may recover the severance amounts paid to an executive for breach of any of the restrictive covenants, including the confidential and proprietary information assignment agreement. Potential payments under these agreements are described in detail under “Potential Payments Upon Termination or Change-In-Control” below.

On a broad basis, the employment agreements were updated in December 2010 to clarify (i) the process for making severance payments under the agreement so that the payments would comply with the provisions of Section 409A of the Internal Revenue Code, and (ii) that indemnification entitlements for our officers are to be consistent with the provisions contained in our certificate of incorporation and bylaws, as currently in effect. Additional information regarding the material terms of our employment agreements particular to each of our NEOs is described below. Mr. McAree, Mr. Strong and Dr. Leadley entered into employment agreements shortly prior to their commencement dates in 2011 and 2012 and 2014, respectively.

Doug Godshall, President, Chief Executive Officer and Executive Director

Mr. Godshall’s employment agreement as amended sets his annual base salary, subject to review by the Board annually and may be adjusted at the discretion of the Board. He is also entitled to receive severance payments under certain circumstances as described in detail under “Potential Payments Upon Termination or Change-In-Control.”

Peter McAree, Senior Vice President, Chief Financial Officer and Treasurer

Mr. McAree’s employment agreement set his annual base salary at $320,000, subject to review by Board and may be adjusted at the discretion of the Board, and his annual incentive bonus target at 40% of his base salary with prorated participation for 2012. Additionally, Mr. McAree was granted an initial award of 25,000 restricted stock units on September 20, 2012 which began to vest in equal annual installments beginning with the first anniversary of his start date, July 9, 2013. The compensation committee increased Mr. McAree’s salary to $325,376 for 2013 and $336,764 for 2014, and increased his annual incentive bonus target to 45% in 2014. Mr. McAree is entitled to receive severance payments under certain circumstances as described in detail under “Potential Payments Upon Termination or Change-In-Control.”

Mark Strong, Senior Vice President, Research & Development and Quality

Mr. Strong’s employment agreement sets his annual base salary, subject to review by the Board annually and may be adjusted at the discretion of the Board. The compensation committee increased Mr. Strong’s salary in connection with his promotion in July 2014 to $310,000 and granted him 10,000 restricted stock units on September 9, 2014. The restricted stock units vest in four equal annual installments beginning on July 21, 2015, the first anniversary of Mr. Strong’s promotion. In connection with his initial offer of employment as well as his promotion, we agreed to pay for certain relocation benefits associated with Mr. Strong’s move to Massachusetts including a housing allowance of $2,500 per month through January 2016. Mr. Strong is entitled to receive severance payments under certain circumstances as described in detail under “Potential Payments Upon Termination or Change-In-Control.”

Katrin Leadley, M.D., Chief Medical Officer

Our German subsidiary entered into an employment agreement with Dr. Leadley in August 2014 in connection with her becoming our Chief Medical Officer. In addition to the customary provisions contained in our employment agreements with executive officers, Dr. Leadley’s agreement set her annual base salary to the Euro equivalent of USD $375,000, subject to review by the Board and her annual incentive bonus target at 40% of her base salary (subject to proration for 2014). Under this agreement, the Board granted her an initial equity award of 15,000 restricted stock units on September 9, 2014, which will vest in four equal annual installments beginning on August 25, 2015, the first anniversary of her start date. The agreement also provides Dr. Leadley relocation benefits in connection with her move to the United States. In January 2015, the agreement with our German subsidiary was replaced by an agreement between HeartWare, Inc. and Dr. Leadley. The principal terms and condition under the US agreement remain the same as those included in the German agreement, including Dr. Leadley’s base salary and bonus opportunity, but included a one-time sign-on bonus of $50,000 which was paid to Dr. Leadley during the first quarter of 2015. Dr. Leadley is entitled to receive severance payments under certain circumstances as described in detail under “Potential Payments Upon Termination or Change-In-Control.”

James Schuermann, Senior Vice President, Sales and Marketing

Mr. Schuermann’s employment agreement as amended sets his annual base salary, subject to review by the Board annually and may be adjusted at the discretion of the Board. The compensation committee increased Mr. Schuermann’s salary to $302,136 for 2013 and to $316,487 for 2014. Mr. Schuermann is entitled to receive severance payments under certain circumstances as described in detail under “Potential Payments Upon Termination or Change-In-Control.”

Potential Payments Upon Termination or Change-In-Control

Under the employment agreements we have with our NEOs, each executive may be entitled to severance pay upon certain termination events including termination that follows a change in control of the company. The amount of severance pay for each executive varies depending on the individual and the nature of the termination. All severance payments and benefits are conditioned upon entering into a general release of claims against the company which contains representations that the executive will adhere to the restrictive covenants under the employment agreements that survive post-termination. Severance payments paid to the executive are subject to recovery by us if we find that the executive has breached the confidentiality, non-competition, non-solicitation, and non-disparagement restrictive covenants contained in his employment agreement.

Under the incentive plans and agreements that govern outstanding equity awards granted to our NEOs, unvested stock options and restricted stock units are generally forfeited on the date of the employee’s termination, except that unvested awards may fully vest in certain limited circumstances described below.

Our NEOS would be entitled to post-termination benefits if their employment is terminated in one or more of the following circumstances:

•	by us without “cause” or by the executive for “good reason” (not in respect of a change in control);

•	by us without “cause” or by the executive for “good reason” within 18 months of a “change in control”;

•	death or disability; and

•	voluntary resignation.

The following sections discuss the estimated benefits our NEOs would receive in each of the above referenced termination circumstances. Definitions for what we mean by “cause”, “change in control” and “good reason” can be found at the end of this narrative section.

Termination Without Cause and Resignation for Good Reason

If we terminate the employment of a NEO without cause or if the executive resigns due to good reason (not following a change in control), then we will provide the NEO the following benefits:

•	Base Salary Continuation

•	to Mr. Godshall, twelve months of his base salary as in effect at the time of termination payable in regular payroll cycles; and

•	to each other NEO, six months of their respective base salary as in effect at the time of termination payable in regular payroll cycles.

•	COBRA Continuation Coverage

•	to Mr. Godshall, to the extent elected, premiums for twelve months of continued COBRA coverage or earlier if he becomes entitled to participate in another employer’s health plan; and

•	to each other NEO, to the extent elected, premiums for six months of continued COBRA coverage or earlier if the executive becomes entitled to participate in another employer’s health plan.

•	Unvested Equity Award Treatment

•	provided only for circumstances in which the NEO is terminated by us due to a position elimination, all unvested stock options and restricted stock units granted under our 2008 Stock Incentive Plan and 2012 Incentive Award Plan will vest upon the effective date of termination.

Termination Without Cause and Resignation for Good Reason following a Change in Control

In the event of a change in control of the company and a named executive officer is terminated either by us without cause or by him for good reason within 18 months following the change of control, we will provide the named executive officer the following benefits:

•	Severance Pay

•	to Mr. Godshall, a lump-sum cash payment equal to the sum of two times the amount of base salary in effect at the time of termination and the amount of his most recent annual bonus; and

•	to each other NEO, a lump-sum cash payment equal to the sum of the amount of base salary in effect at the time of termination and the amount of his or her most recent annual bonus.

•	COBRA Continuation Coverage

•	to Mr. Godshall, to the extent elected, premiums for 24 months of continued COBRA coverage or earlier if he becomes entitled to participate in another employer’s health plan; and

•	to each other NEO, to the extent elected, premiums for 12 months of continued COBRA coverage or earlier if the executive becomes entitled to participate in another employer’s health plan

•	Unvested Equity Award Treatment

•	unvested stock options and restricted stock units granted under our 2008 Stock Incentive Plan and 2012 Incentive Award Plan will vest upon the effective date of a change in control of the company.

Our NEOs are not entitled to any 280G excise tax gross-ups if the benefits payable to them constitute excess parachute payments under Section 280G of the Internal Revenue Code. A NEO who receives excess parachute payments would be liable for the 20% excise tax on a portion of the parachute payments, and we would not be permitted to claim a federal income tax deduction for a portion of the parachute payments.

Death and Disability

If a NEO’s employment with us is terminated due to his death or permanent disability, we will pay the amount of any unpaid base salary earned through the termination date and any compensation or benefits that he may be entitled to by law or under the terms of our compensation and benefit plans then in effect including, without limitation, amounts owed for unpaid vacation leave accrued during the course of his employment with us. Additionally, unvested stock options and restricted stock units will vest upon the date of termination. Vested options will generally remain exercisable for a period of six months under the 2008 Stock Incentive Plan and for twelve months under the 2012 Annual Incentive Plan following the date of termination or the balance of the ten year term, whichever is earlier.

Voluntarily Resignation

Upon a NEO’s voluntary resignation, we will pay the amount of any unpaid base salary earned through the date of termination and any compensation or benefits that he may be entitled to by law or under the terms of our compensation and benefit plans then in effect including, without limitation, amounts owed for unpaid vacation leave accrued during the course of his employment with us. Unvested stock options and restricted stock units granted under our 2008 Stock Incentive Plan and 2012 Incentive Award Plan will be forfeited upon termination. Vested stock options will generally remain exercisable for a period of up to thirty days under the 2008 Stock Incentive Plan and three months under the 2012 Annual Incentive Plan from the date of termination.

Definitions

Cause. Under our employment agreements, “cause” is defined to include (i) the executive’s material or persistent breach of the employment agreement; (ii) the executive’s engaging in any act that constitutes serious misconduct, theft, fraud, material misrepresentation, serious dereliction of fiduciary obligations or duty of loyalty to the company; (iii) conviction of a felony, or a plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude or which in the reasonable opinion of the Board brings the executive, the Board, the company or any affiliate into disrepute; (iv) neglect of or negligent performance of the executive’s duties under the employment agreement; (v) willful, unauthorized disclosure of material confidential information belonging to the company, or entrusted to the company by a client, customer, or other third party; (vi) repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of the executive’s duties, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of the executive’s duties; (vii) repeated failure to comply with the lawful directions of the executive’s immediate supervisor or the Board that are not inconsistent with the terms of the employment agreement; or (viii) actual engagement in conduct that violates applicable state or federal laws governing the workplace that could reasonably be expected to bring the company or any affiliate into disrepute.

Change in Control. A “change in control” means the earliest to occur of any of the following events, construed in accordance with section 409A of the Internal Revenue Code: (i) any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, beneficial ownership of more than a majority of the total fair market value or total voting power of the then-outstanding securities of HeartWare International, Inc.; (ii) any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, the assets of HeartWare International, Inc. that have a total gross fair market value (as determined by the Board) of more than 50% of the total gross fair market value of all of the assets of, as applicable, HeartWare International, Inc. immediately prior to the initiation of the acquisition; or (iii) a majority of the members of the Board of Directors of HeartWare International, Inc. is replaced during any 12-month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board who were members of the Board prior to the initiation of the replacement.

For purposes of this definition, a “Person” means any individual, entity or group within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than (A) HeartWare International, Inc., (B) any trustee or other fiduciary holding securities under an employee benefit plan of HeartWare International, Inc., or (C) any corporation owned, directly or indirectly, by the stockholders of HeartWare International, Inc. in substantially the same proportions as their ownership of stock of HeartWare International, Inc. Persons will be considered to be “Acting as a Group” (or a “Group”) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such stockholder is considered to be Acting as a Group with other stockholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be Acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

Good Reason. Under our employment agreements, “good reason” is defined to include (i) a material diminution in base salary; (ii) a material diminution in authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, (iv) a material diminution in the budget over which the executive retains authority; or (v) any other action or inaction that constitutes a material breach by the company of any agreement under which the executive provides services.

The following table reflects amounts payable to each of our NEOs in the event of termination from the company under various scenarios. The amounts shown are estimated and assume that termination was effective as of December 31, 2014, and are based on the closing price of our common stock on that date, $73.43

Name	Voluntary Resignation	Death or Disability	Termination due to Position Elimination (not following a change in control)	Termination without Cause or Resignation for Good Reason (not following a change in control)	Change in Control	Termination without Cause or Resignation for Good Reason (following a change in control)
Douglas Godshall
Salary	0	0	562,394	562,394	0	1,124,787
Bonus	0	0	0	0	0	359,932
Health & Welfare	0	0	22,649	22,649	0	45,299
Restricted Stock Units	0	4,148,795	4,148,795	0	4,148,795	4,148,795
Other Payments	0	0	0	0	0	0
Total:	$0	$4,148,795	$4,733,838	$585,043	$4,148,795	$5,678,813
Peter McAree
Salary	0	0	168,382	168,382	0	336,764
Bonus	0	0	0	0	0	137,337
Health & Welfare	0	0	11,325	11,325	0	22,649
Restricted Stock Units	0	1,737,941	0	0	1,737,941	1,737,941
Other Payments		0	0	0	0	0
Total:	$0	$1,737,941	$179,707	$179,707	$1,737,941	$2,234,692
Mark Strong
Salary	0	0	155,000	155,000	0	310,000
Bonus	0	0	0	0	0	123,806
Health & Welfare	0	0	11,325	11,325	0	22,649
Restricted Stock Units	0	1,698,583	1,698,583	0	1,698,583	1,698,583
Other Payments	0	0	0	0	0	0
Total:	$0	$1,698,583	$1,864,907	$166,325	$1,698,583	$2,155,038
Katrin Leadley, M.D.
Salary	0	0	187,500	187,500	0	375,000
Bonus	0	0	0	0	0	35,086
Health & Welfare	0	0	11,325	11,325	0	11,325
Restricted Stock Units	0	1,101,450	1,101,450	0	1,101,450	1,924,950
Other Payments	0	0	0	0	0	0
Total:	$0	$1,101,450	$1,300,275	$198,825	$1,101,450	$2,346,361
James Schuermann
Salary	0	0	158,244	158,244	0	316,487
Bonus	0	0	0	0	0	127,287
Health & Welfare	0	0	11,325	11,325	0	22,649
Restricted Stock Units	0	1,404,275	1,404,275	0	1,404,275	1,404,275
Other Payments	0	0	0	0	0	0
Total:	$0	$1,404,275	$1,573,844	$169,568	$1,404,275	$1,870,699

Amounts actually received by any NEO should any one of them cease to be employed will vary based on factors such as the timing during the year of the event, our stock price and any changes to our benefit arrangements and policies. Additionally, termination events not following a change in control do not include annual bonus amounts as participants must be employed by us on the payment date which is generally before the end of the first quarter of the following year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 8, 2015, information regarding beneficial ownership of shares of our common stock by the following:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Unless otherwise indicated, we deem shares of common stock subject to options and service-based restricted stock unit awards that, in each case, become exercisable or vest within 60 days of April 8, 2015 to be outstanding and beneficially owned by the person holding the restricted stock units or options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person. Except as otherwise indicated, we believe that the beneficial owners of the shares of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares.

As of April 8, 2015, there were 17,245,446 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Outstanding
5% Shareholders
FMR LLC	2,552,703	(1)	14.8%
82 Devonshire Street
Boston, MA 02109
Wellington Management Group LLP	2,365,926	(2)	13.7%
280 Congress Street
Boston, MA 02210
Adage Capital Partners, L.P.	2,006,236	(3)	11.6%
200 Clarendon Street, 52nd Floor
Boston, MA 02116
AllianceBernstein LP	1,104,025	(4)	6.4%
1345 Avenue of the Americas
New York, N.Y. 10105
The Vanguard Group	991,007	(5)	5.7%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock Inc.	987,818	(6)	5.7%
55 East 52nd Street
New York, NY 10022
T. Rowe Price Associates, Inc.	925,111	(7)	5.4%
100 E. Pratt Street
Baltimore, Maryland 21202
Directors and Named Executive Officers
Ray Larkin	10,750	(8)	*
Dr. Seth Harrison	158,829	(9)	*
Timothy Barberich	19,571	(10)	*
Cynthia Feldmann	5,250	(11)	*
Robert Stockman	26,974	(12)	*
Robert Thomas	8,260	(13)	*
Dr. Denis Wade	13,466	(14)	*
Douglas Godshall	108,014	(15)	*
Peter F. McAree	10,921		*
Mark Strong	1,007		*
Katrin Leadley, M.D.	—		*
James Schuermann	11,980		*

All directors and executive officers as a group (15 persons)	407,951	(16)	2.4%

*	Indicates less than 1%

(1)	Information based on Schedule 13G/A filed with the SEC by FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson on February 13, 2015. FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson each reported aggregate beneficial ownership of the same 2,552,703 shares of our common stock as of December 31, 2014. Each of FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson reported sole dispositive power respect to the same 2,552,703 shares of our common stock, and FMR LLC reported sole voting power with respect to 65,211 of those shares.
(2)	Information based on Schedule 13G/A filed with the SEC by Wellington Management Group LLP (“Wellington”) on February 12, 2015. Wellington reported aggregate beneficial ownership of 2,365,926 shares of our common stock as of December 31, 2014 of which it shares voting power with respect to 1,953,116 of these shares.
(3)	Information based on Schedule 13G/A filed with the SEC on February 17, 2015 by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Robert Atchinson and Phillip Gross (“Adage Group”). The Adage Group shares voting and dispositive power with respect of all of the shares owned by it. Adage Capital Partners GP, L.L.C. is the general partner of Adage Capital Partners, L.P. and Adage Capital Advisors, L.L.C. and Robert Atchinson and Phillip Gross are managing members of Adage Capital Advisors, L.L.C.
(4)	Information based on Schedule 13G/A filed with the SEC by AllianceBernstein LP on February 2, 2015. AllianceBernstein LP is a majority-owned subsidiary of AXA Financial, Inc. and an indirect majority owned subsidiary of AXA SA. AllianceBernstein LP may be deemed to share beneficial ownership with AXA reporting persons by virtue of 19,956 shares of common stock acquired on behalf of the general and special accounts of the affiliated entities for which AllianceBernstein serves as a subadvisor. Each of AllianceBernstein and the AXA entities acquired their shares of common stock for investment purposes in the ordinary course of their investment management and insurance businesses.
(5)	Information based on Schedule 13G/A filed with the SEC on February 9, 2015. Vanguard Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 20,117 of the aggregate shares reported as beneficially owned as a result of its serving as investment manager of collective trust accounts.
(6)	Information based on Schedule 13G/A filed with the SEC by Blackrock Inc. on January 12, 2015. Blackrock reported that it possessed sole voting power with respect to 950,919 of the shares beneficially owned by it as of December 31, 2014.
(7)	Information based on Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 17, 2015. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of the securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of the securities, owner of the securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of
(8)	Includes 4,250 shares subject to options exercisable within 60 days of April 8, 2015 and 1,750 shares subject to restricted stock units that will vest within 60 days of April 8, 2015.
(9)	Includes 4,250 shares subject to options exercisable within 60 days of April 8, 2015 and 1,750 shares subject to restricted stock units that will vest within 60 days of April 8, 2015. Also includes 16,186 shares held by Dr. Harrison’s spouse and 3,500 shares held by Tortoise Foundation, a charitable foundation managed by Dr. Harrison. Dr. Harrison disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in them.
(10)	Includes 9,964 shares subject to options exercisable within 60 days of April 8, 2015 and 1,750 shares subject to restricted stock units that will vest within 60 days of April 8, 2015.
(11)	Includes 2,250 shares subject to options exercisable within 60 days of April 8, 2015 and 1,750 shares subject to restricted stock units that will vest within 60 days of April 8, 2015.
(12)	Includes 9,964 shares subject to options exercisable within 60 days of April 8, 2015 and 1,750 shares subject to restricted stock units that will vest within 60 days of April 8, 2015.
(13)	Includes 4,250 shares subject to options exercisable within 60 days of April 8, 2015, 1,750 shares subject to restricted stock units that will vest within 60 days of April 8, 2015 and 1,000 shares held in trust.
(14)	Includes 4,966 shares held by a family trust, 4,250 shares subject to options exercisable within 60 days of April 8, 2015 and 1,750 shares subject to restricted stock units that will vest within 60 days of April 8, 2015.
(15)	Includes 37,344 shares subject to options exercisable within 60 days of April 8, 2015.
(16)	Includes 80,272 shares subject to options exercisable within 60 days of April 8, 2015 and 12,250 shares subject to restricted stock units that will vest within 60 days of April 8, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of our company. Officers, directors, and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely upon information furnished to us and contained in reports filed with the SEC, as well as any written representations that no other reports were required, we believe that filing requirements under Section 16(a) of the Exchange Act for our directors, executive officers and beneficial owners of greater than ten percent of our common stock were timely satisfied with the exception of (i) the June 2014 non-employee director equity grants, (ii) three Form 4s for Robert Thomas, and (iii) one Form 4 for Peter McAree, which were all filed late due to administrative oversight. In making these statements, we have relied on the written representations of our directors and executive officers and copies of their reports filed with the SEC.

OTHER BUSINESS

2016 Stockholder Proposals

Stockholders interested in submitting a proposal to be considered for inclusion in our Proxy Statement and form of Proxy for the 2016 annual meeting of stockholders may do so by following the procedures prescribed by Securities Exchange Act Rule 14a-8. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing as our principal executive offices on or before Wednesday, December 30, 2015.

A stockholder may wish to have a proposal presented at the 2016 annual meeting of stockholders, but not to have the proposal included in our Proxy Statement and form of Proxy relating to that meeting.

Pursuant to our bylaws, in most circumstances, no business may be brought before the annual meeting unless it is specified in the notice of meeting (or any supplement thereto) or is otherwise brought before the meeting at the direction of the Board or by a stockholder of record who otherwise has the right to submit the proposal and who has delivered written notice to us (containing certain information specified in the bylaws about the stockholder and the proposed action) no later than 120 days prior to the first anniversary of the mailing date of the proxy statement for the preceding year’s annual meeting, i.e., before Wednesday, December 30, 2015.

Nominating or Recommending for Nomination Candidates for Director

Our bylaws permit stockholders to provide nominations of persons for election to the Board at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to us in accordance with our bylaws, which, in general, require that the notice be received by us within the time period described above under “2016 Stockholder Proposals” for stockholder proposals that are not intended to be included in our Proxy Statement.

Transaction of Other Business

At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the annual meeting to be held on June 4, 2015 other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournments or postponements of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,

Douglas Godshall

Chief Executive Officer

May 4, 2015

Appendix A

HEARTWARE INTERNATIONAL, INC.

2012 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the HeartWare International, Inc. 2012 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of HeartWare International, Inc. (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 14. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 14.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3 “Applicable Law” shall mean any applicable law, including without limitation: (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (ii) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (iii) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.4 “ASX” shall mean ASX Limited ACN 008 624 691 or the market which it operates, as the context requires.

2.5 “ASX Listing Rules” shall mean the Listing Rules of ASX which are applicable while the Company is admitted to the official list of ASX, each as amended or repealed from time to time, except to the extent of any express written waiver by ASX.

2.6 “ASX Settlement” shall mean ASX Settlement Pty Limited ABN 49 008 504.

2.7 “ASX Settlement Operating Rules” shall mean the settlement and operating rules of the settlement facility provided by ASX Settlement.

2.8 “Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).

2.9 “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.10 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.11 “Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 4.3.

2.12 “Board” shall mean the Board of Directors of the Company.

2.13 “CDI” shall mean CHESS Depositary Interests representing one thirty-fifth of a share of Common Stock.

2.14 “CHESS Depositary Interests” has the meaning given to that term in the ASX Settlement Operating Rules.

2.15 “Change in Control” shall mean and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of twelve months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.15(a) or 2.15(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the twelve-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (w) a merger, consolidation, reorganization, or business combination, (x) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, (y) the acquisition of assets or stock of another entity, or (z) a liquidation or dissolution of the Company, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.15(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.16 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.17 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee, appointed as provided in Section 14.1.

2.18 “Common Stock” shall mean the common stock of the Company, par value $0.001 per share (which at all times while the Company is traded on the ASX, trade on ASX in the form of CDIs).

2.19 “Company” shall have the meaning set forth in Article 1.

2.20 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.21 “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.22 “Deferred Stock” shall mean a right to receive Shares awarded under Section 11.4.

2.23 “Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 11.5.

2.24 “Director” shall mean a member of the Board, as constituted from time to time.

2.25 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 11.2.

2.26 “Effective Date” shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company’s stockholders.

2.27 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

2.28 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.29 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.30 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.31 “Expiration Date” shall have the meaning given to such term in Section 15.1.

2.32 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Stock Market, the NASDAQ Global Market, the NASDAQ Global Select Market and the ASX), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal, The Australian Financial Review or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.33 “Full Value Award” shall mean any Award that is settled in Shares other than: (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Holder pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).

2.34 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.35 “Holder” shall mean a person who has been granted an Award.

2.36 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.37 “Listing Rules” shall mean the official listing rules or any other applicable rules of ASX, the NASDAQ Stock Market, or any other securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.38 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.39 “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 5.6.

2.40 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.41 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 7. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.42 “Option Term” shall have the meaning set forth in Section 7.4.

2.43 “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.44 “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 11.1.

2.45 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.46 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) cash flow per share; (xxv) price-to-earnings ratio; (xxvi) growth in assets; (xxvii) share price performance; (xxviii) market penetration; (xxix) business expansion; (xxx) clinical trials; (xxxi) product feasibility studies; (xxxii) other quantifiable performance goals related to the conduct of the Company’s business; (xxxiii) regulatory submissions or approvals; and (xxxiv) acquisitions or divestitures, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b) The Administrator, in its sole discretion but subject to applicable Listing Rules, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items related to a restatement of prior period financial results; or (xx) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.47 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.48 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.49 “Performance Stock Unit” shall mean a Performance Award awarded under Section 11.1 which is denominated in units of value including dollar value of Shares.

2.50 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the instructions to Form S-8 under the Securities Act, or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.51 “Plan” shall have the meaning set forth in Article 1.

2.52 “Prior Plan” shall mean the HeartWare International, Inc. 2008 Stock Incentive Plan, as amended.

2.53 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.54 “Restricted Stock” shall mean Common Stock awarded under Article 9 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.55 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 10.

2.56 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.57 “Shares” shall mean shares of Common Stock.

2.58 “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 12.

2.59 “Stock Appreciation Right Term” shall have the meaning set forth in Section 12.4.

2.60 “Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 11.3.

2.61 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.62 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided,however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.63 “Termination of Service” shall mean:

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain an Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

EFFECT OF THE ASX LISTING RULES ON THE OPERATION OF THE PLAN

3.1 ASX Listing Rules. At all times while the Company is admitted to the official list of ASX, the following will apply:

(a) Notwithstanding anything contained in this Plan, if the applicable ASX Listing Rules prohibit an act being done, the act shall not be done.

(b) Nothing contained in this Plan prevents an act being done that the applicable ASX Listing Rules require to be done.

(c) If the applicable ASX Listing Rules require an act to be done or not to be done, authority is given for that act to be done or not to be done (as the case may be).

(d) If the applicable ASX Listing Rules require this Plan to contain a provision and it does not contain such a provision, this Plan is deemed to contain that provision.

(e) If the applicable ASX Listing Rules require this Plan not to contain a provision and it contains such a provision, this Plan is deemed not to contain that provision.

(f) If any provision of this Plan is or becomes inconsistent with the applicable ASX Listing Rules, this Plan is deemed not to contain that provision to the extent of the inconsistency.

ARTICLE 4.

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares.

(a) Subject to Sections 4.1(b) and 15.2, the aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan is ~~1,375,000~~2,625,000; provided, however, that the aggregate number of Shares that may be issued or transferred pursuant to Full Value Awards is ~~1,275,000~~2,525,000.

(b) If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 9.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 4.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

4.2 Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

4.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 15.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any fiscal year of the Company shall be 250,000 and the maximum aggregate amount of cash that may be paid in cash to any one person during any fiscal year of the Company with respect to one or more Awards payable in cash shall be $5,000,000.

4.4 Full Value Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, the Administrator may provide that such vesting restrictions may lapse or be waived upon the Holder’s death, disability, retirement, any other specified Termination of Service or the consummation of a Change in Control.

ARTICLE 5.

GRANTING OF AWARDS

5.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 5.6 regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

5.2 Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

5.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.4 At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

5.5 Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 4.1 and 4.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

5.6 Non-Employee Director Awards. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. Such written formula may be memorialized in the meeting minutes or in a resolution of the Administrator. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.

5.7 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 6.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS

PERFORMANCE-BASED COMPENSATION

6.1 Purpose. The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation (other than an Option or Stock Appreciation Right), then the provisions of this Article 6 shall control over any contrary provision contained in the Plan. The Administrator, in its sole discretion, may grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals or any such other criteria and goals as the Administrator shall establish, but that do not satisfy the requirements of this Article 6 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

6.2 Applicability. The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

6.3 Types of Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals, Restricted Stock Units that vest and become payable upon the attainment of specified Performance Goals and any Performance Awards described in Article 11 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

6.4 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Eligible Individuals which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period. Any designation, selection, certification or specification required to be in writing by this Section 6.4 may be memorialized in the meeting minutes of the Committee or in a resolution of the Committee.

6.5 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or a Subsidiary throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

6.6 Change in Control. In the event that a Change in Control occurs after the grant of an Award that is intended to qualify as Performance-Based Compensation but before completion of the applicable Performance Period, such Award shall become payable, or the restrictions shall lapse, as applicable, as of the date of the Change in Control.

6.7 Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the applicable Program and Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 7.

GRANTING OF OPTIONS

7.1 Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

7.2 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent or subsidiary corporation thereof (each as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

7.3 Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

7.4 Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 7.4, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 15.1, any other term or condition of such Option relating to such a Termination of Service.

7.5 Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator, and, except as limited by the Plan, at any time after the grant of an Option, the Administrator, in its sole discretion and subject to whatever terms and conditions it selects, may accelerate the period during which an Option vests.

(b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program, the Award Agreement evidencing the grant of an Option, or, subject to applicable Listing Rules, by action of the Administrator following the grant of the Option. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Option, the portion of an Option that is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

7.6 Substitute Awards. Notwithstanding the foregoing provisions of this Article 7 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

ARTICLE 8.

EXERCISE OF OPTIONS

8.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

8.2 Expiration of Option Term: Automatic Exercise of In-The-Money Options. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by an Option Holder in writing to the Company, each Option outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Option Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 13.1(b) or 13.1(c) and the Company or any Subsidiary shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 13.2. Unless otherwise determined by the Administrator, this Section 8.2 shall not apply to an Option if the Holder of such Option incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 8.2.

8.3 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator, in its sole discretion, may also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 13.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Sections 13.1 and 13.2.

8.4 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such Shares to such Holder.

ARTICLE 9.

AWARD OF RESTRICTED STOCK

9.1 Award of Restricted Stock.

(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

9.2 Rights as Stockholders. Subject to Section 9.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 9.3. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

9.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

9.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, except as otherwise provided by Section 4.4, the Administrator, in its sole discretion, may provide that upon certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

9.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock shall include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company, in its sole discretion, may (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.

9.6 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 10.

AWARD OF RESTRICTED STOCK UNITS

10.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

10.2 Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

10.3 Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

10.4 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 4.4.

10.5 Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units (i.e., the date on which the Shares are transferred to the Holder), which shall be no earlier than the vesting date or dates of the Award; provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 13.4(e), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

10.6 Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

10.7 No Rights as a Stockholder. Unless otherwise determined by the Administrator, a Holder of Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until such Shares are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

ARTICLE 11.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK

PAYMENTS, DEFERRED STOCK, DEFERRED STOCK UNITS

11.1 Performance Awards.

(a) The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods and in such amounts as may be determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.

(b) Without limiting Section 11.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 6.

11.2 Dividend Equivalents.

(a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

11.3 Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

11.4 Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

11.5 Deferred Stock Units. The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the Holder thereof to receive one Share on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

11.6 Term. The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award shall be established by the Administrator in its sole discretion.

11.7 Purchase Price. The Administrator may establish the purchase price of a Performance Award, Shares distributed as a Stock Payment award, shares of Deferred Stock or Shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

11.8 Termination of Service. A Performance Award, Stock Payment award, Dividend Equivalent award, Deferred Stock award and/or Deferred Stock Unit award is distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion, may provide that the Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award may be distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 12.

AWARD OF STOCK APPRECIATION RIGHTS

12.1 Grant of Stock Appreciation Rights.

(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

(b) A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 12.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the Shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

12.2 Stock Appreciation Right Vesting.

(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator. Except as limited by the Plan, at any time after grant of a Stock Appreciation Right, the Administrator, in its sole discretion and subject to whatever terms and conditions it selects, may accelerate the period during which a Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator in the applicable Program, the Award Agreement evidencing the grant of a Stock Appreciation Right, or by action of the Administrator following the grant of the Stock Appreciation Right.

12.3 Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator, in its sole discretion, may also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 12.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by Sections 13.1 and 13.2.

12.4 Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Stock Appreciation Right Term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the last day of the Stock Appreciation Right Term applicable to such Stock Appreciation Right. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder or the first sentence of this Section 12.4, the Administrator may, subject to applicable Listing Rules, extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may, subject to applicable Listing Rules, extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 15.1, any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

12.5 Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 12 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

12.6 Expiration of Stock Appreciation Right Term: Automatic Exercise of In-The-Money Stock Appreciation Rights. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by a Stock Appreciation Right Holder in writing to the Company, each Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Stock Appreciation Right Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, the Company or any Subsidiary shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 13.2. For the avoidance of doubt, no Stock Appreciation Right with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 12.6.

ARTICLE 13.

ADDITIONAL TERMS OF AWARDS

13.1 Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator in its sole discretion. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

13.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator, in its sole discretion and in satisfaction of the foregoing requirement, may withhold, or allow a Holder to elect to have the Company withhold, Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

13.3 Transferability of Awards.

(a) Except as otherwise provided in Section 13.3(b) and 13.3(c):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 13.3(a)(i); and

(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to such Holder under the Plan; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b) Notwithstanding Section 13.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); (iii) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law; and (iv) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer.

(c) Notwithstanding Section 13.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

13.4 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements and representations as the Board or the Committee, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b) All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company need not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

13.5 Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:

(a)(i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, shall be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and

(b) All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

13.6 Prohibition on Repricing. Subject to Section 15.2 and the applicable Listing Rules, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 15.2, and the applicable Listing Rules, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award. Furthermore, for purposes of this Section 13.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) and provided that in respect of which the Company complies with the requirements imposed under applicable Listing Rules, the terms of outstanding Awards may not be amended to reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company and then only to the extent permitted by applicable Listing Rules.

ARTICLE 14.

ADMINISTRATION

14.1 Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to Awards that are intended to be Performance-Based Compensation, including Options and Stock Appreciation Rights, then the Committee (or another committee or subcommittee of the Board assuming the functions of the Committee under the Plan) shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “outside director” for purposes of Section 162(m) of the Code. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee (or another committee or subcommittee of the Board assuming the functions of the Committee under the Plan) shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 14.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 14.6.

14.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under

Section 13.5 or Section 15.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

14.3 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

14.4 Authority of Administrator. Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 4.4 and Section 15.2.

14.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all parties.

14.6 Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 14; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and other Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 14.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 15.

MISCELLANEOUS PROVISIONS

15.1 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 15.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 15.2, (a) increase the limits imposed in Section 4.1 on the maximum number of Shares which may be issued under the Plan, (b) to the extent permitted by applicable Listing Rules, reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 13.6, or (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 13.5 and Section 15.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

15.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 4.1 and 4.3 on the maximum number and kind of Shares that may be issued under the Plan and adjustments of the Award Limit); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 5.6; (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (v) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 15.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and automatically is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, provided always that the Holder’s rights will be changed to the extent necessary to comply with the Listing Rules applicable to a reorganization of capital at the time of the reorganization:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 15.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator, in its sole discretion, having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 15.2(a) and 15.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 4.1 and 4.3 on the maximum number and kind of Shares that may be issued under the Plan and adjustments of the Award Limit). The adjustments provided under this Section 15.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d) Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award will terminate upon the effective time of such Change in Control unless, in the sole discretion of the Administrator, provision is made in connection with the transaction for the continuation or assumption of such Award by, or for substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination:

(i) each outstanding Award that will terminate upon the effective time of the Change in Control shall become fully vested immediately before the effective time of the Change in Control; and

(ii) each Holder will be permitted, immediately before the Change in Control, to exercise or convert all portions of such Award that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the Change in Control.

(e) The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f) With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 15.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 15.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g) The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h) No action shall be taken under this Section 15.2 which shall result in a breach of any applicable Listing Rule, or (b) cause an Award to fail to be exempt from or comply with Section 409A of the Code or the Treasury Regulations thereunder.

(i) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

15.3 Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Upon the approval of the Plan by the Company’s stockholders, the Prior Plan shall terminate and no additional awards shall be granted under the Prior Plan. If the Plan is not approved by the Company’s stockholders, (i) the Plan will not become effective, (ii) no Awards shall be granted under the Plan, and (iii) the Prior Plan shall continue in full force and effect in accordance with its terms.

15.4 No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

15.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of

Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

15.6 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

15.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

15.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

15.9 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

15.10 Listing Rules. While the Company remains subject to any Listing Rules, the Company and the Administrator shall not make any amendments to the Plan, issue any Awards or take any other action with regard to the Plan or any Award thereunder unless such action complies with the Listing Rules.

15.11 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

15.12 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

15.13 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.14 Indemnification. To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.15 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.16 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

HeartWare Important annual meeting information Endorsement line sackpack MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the internet or telephone must be received by 2:00 a.m., Eastern Time, on June 4, 2015. Vote by telephone Call toll free 1-800-652-vote (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual meeting proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A proposals – The BOARD IF Directors recommends a vote for all the nominees listed. The BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1 THROUGH 5. To elect a class of two directors until the later of our 2018 annual meeting of stockholders or the date on which their successor is duty elected and qualified: 01-Cynthia feldmann For Withhold 02-Dr. Denis Wade for withhold For against abstain 2. To ratify the appointment of Grant Thomton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. 3. To approve an amendment to our Certificate of Incorporation to increase the number of authorized common stock. 4. To approve an amendment to our 2012 incentive Award Plan to increase the number of share available for issuance under the plan. 5. To approve, on an advisory basis, our named executive officers’ compensation. B non- voting items Change of Address – Please print new address below. C Authorized Signatures – This section must be completed for your vote to be counted. – Date and sign Below Please sign exactly as your name appears hereon. If stock is held jointly, signature should include both names. Administrators, trustees, Guardians and others signing in a representative capacity, please give your full titles. Date (mm/dd/yyyy) – Please print date below. Signature 1 – please keep signature within the box. Signature 2 – please keep signature within the box.

Please promptly sign, date and return the proxy card to

Computershare Trust Company, N.A., P.O. Box 43070, Providence RI 02940-3070 USA.

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

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Proxy — Heartware International, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HEARTWARE INTERNATIONAL, INC.

The undersigned, a stockholder of HeartWare International, Inc., a Delaware corporation (the “Company”), does hereby appoint Douglas Godshall, Lawrence Knopf and Mark Fennell and each of them as Proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of the Company to be held at its corporate headquarters, 500 Old Connecticut Path, Building A, Framingham, MA, on June 4, 2015 at 8:00 A.M., and at any adjournments or postponements thereof, all of the shares of the Company’s common stock that the undersigned would be entitled to vote if personally present. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxy holders may vote for election of a substitute nominee proposed by the Board of Directors.

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